                                                                     Exhibit 2.1
                                                                     -----------

                                                                  EXECUTION COPY
                                                                  --------------

            =======================================================

                          ---------------------------

                          RECAPITALIZATION AGREEMENT

                          ---------------------------

                                 by and among

                           EARTHWATCH INCORPORATED,

                      MORGAN STANLEY & CO., INCORPORATED,

                          AMERICAN HIGH-INCOME TRUST,

           AMERICAN VARIABLE INSURANCE SERIES ASSET ALLOCATION FUND,

                 AMERICAN VARIABLE INSURANCE SERIES BOND FUND,

           AMERICAN VARIABLE INSURANCE SERIES HIGH-YIELD BOND FUND,

                        THE BOND FUND OF AMERICA, INC.,

                       BALL TECHNOLOGIES HOLDINGS CORP.

                                      and

                             ITT INDUSTRIES, INC.

                           Dated as of April 8, 1999

            =======================================================

                               TABLE OF CONTENTS



Section                                                                 Page
-------                                                                 ----
                                   ARTICLE I

                                  DEFINITIONS

Section 1.1    Certain Defined Terms..................................    2
Section 1.2    Other Defined Terms....................................    9

                                  ARTICLE II

                         RECAPITALIZATION TRANSACTIONS

Section 2.1    Issuance and Sale and Subscription for and
               Purchase of New Series A Preferred Stock
               and New Series B Preferred Stock.......................   11
Section 2.2    Closing................................................   12

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1    Incorporation and Authority of the Company.............   14
Section 3.2    Capital Stock..........................................   14
Section 3.3    Subsidiaries...........................................   15
Section 3.4    Stockholder and Bondholder Approvals Required..........   16
Section 3.5    No Conflict............................................   16
Section 3.6    Consents and Approvals.................................   17
Section 3.7    Financial Statements...................................   17
Section 3.8    Absence of Undisclosed Liabilities and Liens...........   17
Section 3.9    Absence of Certain Changes or Events...................   18
Section 3.10   Absence of Litigation..................................   18
Section 3.11   Compliance with Laws...................................   18
Section 3.12   Licenses and Permits...................................   19
Section 3.13   Sufficiency and Condition of Assets....................   19
Section 3.14   Real Property..........................................   19
Section 3.15   Employee Benefit and Labor Matters.....................   21
Section 3.16   Labor Matters..........................................   23
Section 3.17   Taxes..................................................   23

Section                                                                   Page
-------                                                                   ----
Section 3.18   Environmental, Health and Safety.........................   24
Section 3.19   Intellectual Property....................................   26
Section 3.20   Material Contracts.......................................   30
Section 3.21   Exemption from Registration; Proxy Statement.............   31
Section 3.22   State Takeover Statutes..................................   31
Section 3.23   Insurance................................................   32
Section 3.24   Brokers..................................................   32
Section 3.25   Senior Note Indenture....................................   32
Section 3.26   Transactions with Affiliates.............................   32

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Section 4.1    Incorporation and Authority of the Purchaser.............  32
Section 4.2    No Conflict..............................................  33
Section 4.3    Consents and Approvals...................................  33
Section 4.4    Absence of Litigation....................................  33
Section 4.5    Investment Purpose.......................................  33
Section 4.6    Brokers..................................................  33
                                   ARTICLE V

                                   COVENANTS

Section 5.1    Conduct of Business Prior to the Closing.................  34
Section 5.2    Required Actions.........................................  37
Section 5.3    Issuance and Sale and Subscription for and
               Purchase of New Series C Preferred Stock.................  39
Section 5.4    Preparation of Proxy Statement...........................  39
Section 5.5    Satellite Insurance......................................  39
Section 5.6    Access to Information....................................  40
Section 5.7    Regulatory and Other Authorizations; Consents............  40
Section 5.8    Investigation............................................  41
Section 5.9    FCC Application..........................................  41
Section 5.10   Stockholders' Agreement..................................  41
Section 5.11   Supplier Agreement.......................................  41
Section 5.12   Advisory Agreement.......................................  42
Section 5.13.  Ball-EarthWatch Agreement................................  42
Section 5.14.  Equity Incentive Plan....................................  42
Section 5.15.  Post-closing Board.......................................  42

Section                                                                   Page
Section 5.16   Ball Release.............................................  42
Section 5.17   Reasonable Best Efforts..................................  42
Section 5.18   Exclusivity..............................................  42

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

Section 6.1    Conditions to Obligations of the Company.................  43
Section 6.2    Conditions to Obligations of the Purchasers..............  44
Section 6.3    Additional Condition to Obligations of ITT...............  46
Section 6.4    Additional Condition to Obligations of MS................  46
Section 6.5    Additional Condition to Obligations of MS and CapRe......  46

                                  ARTICLE VII

                                INDEMNIFICATION

Section 7.1    Survival of Representations and Warranties...............  46
Section 7.2    Indemnification for the Benefit of the Company...........  47
Section 7.3    Indemnification by the Company...........................  48
Section 7.4    Indemnification Procedures...............................  48

                                 ARTICLE VIII

                            TERMINATION AND WAIVER

Section 8.1    Termination..............................................  50
Section 8.2    Effect of Termination....................................  50
Section 8.3    Waiver...................................................  51

                                  ARTICLE IX

                              GENERAL PROVISIONS

Section 9.1    Expenses.................................................  51
Section 9.2    Survival.................................................  51
Section 9.3    Notices..................................................  51
Section 9.4    Public Announcements.....................................  53

Section                                                                 Page
-------                                                                 ----
Section 9.5    Headings................................................  53
Section 9.6    Severability............................................  53
Section 9.7    Entire Agreement........................................  54
Section 9.8    Assignment..............................................  54
Section 9.9    No Third Party Beneficiaries............................  54
Section 9.10   Amendment...............................................  54
Section 9.11   Governing Law...........................................  54
Section 9.12   Counterparts............................................  54
Section 9.13   Specific Performance....................................  54
Section 9.14   Waiver of Jury Trial....................................  55

                              EXHIBITS
                              --------
Exhibit 2.2(h)      Form of Stockholders' Agreement
Exhibit 2.2(i)      Form of Supplier Agreement
Exhibit 2.2(j)      Form of Advisory Agreement
Exhibit 5.2(b & c)  Form of Amended and Restated Certificate of In-
                    corporation of the Company
Exhibit 5.2(d)      Adjustment of Existing Derivative Securities
Exhibit 5.2(e)      Form of New Senior Note Indenture
Exhibit 5.5         Terms and Conditions of Satellite Insurance
Exhibit 5.16        Form of Release

                              DISCLOSURE SCHEDULE
                              -------------------

The Disclosure Schedule shall include the following Sections:
     3.2  Capital Stock
     3.3  Subsidiaries
     3.4  Stockholder and Bondholder Approvals Required
     3.5  No Conflict
     3.6  Consents and Approvals
     3.7  Financial Statements
     3.8  Absence of Undisclosed Liabilities
     3.9  Absence of Certain Changes or Events
    3.10  Absence of Litigation
    3.11  Compliance with Laws
    3 12  Licenses and Permits
    3.13  Sufficiency and Condition of Assets
    3.14  Real Property
    3.15  Employee Benefit and Labor Matters
    3.16  Labor Matters
    3.17  Taxes
    3.18  Environmental, Health and Safety
    3.19  Intellectual Property
    3.20  Material Contracts
    3.23  Insurance
    3.26  Transactions with Affiliates
     5.1  Conduct of Business Prior to the Closing

          THIS RECAPITALIZATION AGREEMENT, dated as of April 8, 1999, is made by and among EarthWatch Incorporated, a Delaware corporation (the "Company'), Morgan Stanley & Co., Incorporated, a Delaware corporation ("MS"), American High-Income Trust, a Massachusetts business trust, American Variable Insurance Series Asset Allocation Fund, a Massachusetts business trust, American Variable Insurance Series Bond Fund, a Massachusetts business trust, American Variable Insurance Series High-Yield Bond Fund, a Massachusetts business trust, The Bond Fund of America, Inc., a Maryland corporation) (collectively, "CapRe'), Ball Technologies Holdings Corp., a Colorado corporation ("Ball"), and ITT Industries, Inc., an Indiana corporation ("ITT and, together with MS and CapRe, the "Purchasers").

                                   RECITALS
                                   --------

          WHEREAS, each of the above parties wishes to effect a recapitalization of the Company (the "Recapitalization") on the terms and subject to the conditions set forth herein;

          WHEREAS, as part of the Recapitalization, the Company wishes to issue and sell to the Purchasers certain shares of New Common Stock and New Series A Preferred Stock, New Series B Preferred Stock and New Series C Preferred Stock (each as defined herein) on the terms and conditions set forth herein;

          WHEREAS, as part of the Recapitalization, the Purchasers wish to subscribe for and purchase from the Company certain shares of New Common Stock, New Series A Preferred Stock, New Series B Preferred Stock and New Series C Preferred Stock on the terms and conditions set forth herein; and

          WHEREAS, as part of the Recapitalization, each share of Existing Common Stock and Existing Preferred Stock shall be reclassified into a certain number of shares of New Series C Preferred Stock;

          WHEREAS, the Purchasers wish to protect their investment in shares of New Common Stock, New Series A Preferred Stock, New Series B Preferred Stock and New Series C Preferred Stock, while reserving primary control of the Company and its operations in the hands of the holders of shares of Existing Common Stock and Existing Preferred Stock (each as defined herein) and the Company's Board of Directors pending receipt by the Company of the FCC Approval;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company, MS, CapRe, Ball and ITT hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.1 Certain Defined Terms. Capitalized terms not defined herein shall have their respective meanings specified in the Stockholders' Agreement. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Affiliate" means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          (b) "Agreement " or "this Agreement" means this Recapitalization Agreement, dated as of April 8, 1999, by and among the Company, MS, CapRe, Ball and ITT (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.10.

          (c)  "Ball Option Shares" shall have the meaning set forth in
     Section 5.3(a).

          (d) "Books and Records" means all the books of account and other financial records pertaining to the Company and its Subsidiaries.

          (e) "Business" means the business of commercial remote sensing as conducted and as currently intended to be conducted by the Company and its Subsidiaries.

          (f) "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

          (g) "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

          (h) "Communications Act" means the Communications Act of 1934, as amended.

          (i) "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

          (j)  "DGCL" means the Delaware General Corporation Law.

          (k) "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

          (1) "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company, or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(l) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

          (m)  "ERISA" means the Employee Retirement Income Security
     Act of 1974, as amended and any regulations promulgated or proposed thereunder.

          (n) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001
     (b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (o) "Existing Stockholders' Agreement" shall have the meaning set forth in Section 6.1(d).

          (p) "Existing Stock Option Plan" means, collectively, the following plans, agreements and/or arrangements of the Company providing option grants and/or other equity incentives to the Company's employees, directors and/or consultants: the EarthWatch Incorporated 1995 Stock Option/Stock Issuance Plan and the WorldView Imaging Corporation 1994 Stock Option/Stock Issuance Plan, and certain outstanding options listed on the Disclosure Schedule and not granted under either such plan.

          (q) "FCC" means the Federal Communications Commission.

          (r) "FCC Approval" means a determination by the FCC approving of or consenting to the transfer of control of the Company to the extent required under the terms of, or rules and regulations governing, the FCC Licenses, without any condition materially adverse to any of the Company, MS, CapRe and ITT.

          (s)  "FCC Licenses" means the following three licenses held by the
     Company: Earth Station Longmont, Colorado (No. E950498); Earth Station Fairbanks, Alaska (No. E950499); and Space Station 21/22-DSS-P-93; 43-DSS-LA-94(2); and 52-SAT-AMEND-95, authorized August 1, 1995.

          (t) "Fully-Diluted Shares" means the number of shares of New Common Stock issued and outstanding assuming the exercise of all outstanding options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of New Common Stock, whether or not then vested or exercisable. When calculating the percentage of the Fully-Diluted Shares owned by a specified person, such person shall be deemed to own all shares of New Common Stock beneficially owned by such person assuming the exercise of all outstanding options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of New Common Stock, whether or not then vested or exercisable.

          (u) "Governmental Authority" means any United States federal, state or local or any foreign or multinational government (or any subdivision thereof), governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body having jurisdiction or authority with respect to the particular matter at issue in its context.

          (v) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          (w) "High Yield Financing" means the issuance of high-yield securities yielding net proceeds to the Company (after the setting aside of cash to prefund interest and the payment of fees, expenses and other costs associated with such issuance) of up to $125,000,000, such securities to be secured by the Satellite Insurance, the terms and conditions of which insurance are summarized in Exhibit 5.5 hereto, for the purpose of funding the Company's operations through successful launch and operation of each of QuickBird I and QuickBird 2, or any successor to such satellite.

          (x) "High Yield Financing Closing Date" means the date on which the consummation of the High Yield Financing occurs.

          (y) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          (z) "Income Tax" or "Income Taxes" means any federal, state, local or foreign tax, fee, assessment, levy, duty, tariff or other charges of any kind imposed by a governmental taxing authority and (a) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (b) based upon, measured by, or calculated with respect to multiple bases (including without limitation corporate franchise or occupation taxes) if such tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (a) above, in each case together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto.

          (aa) "Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including without limitation purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice), (c) obligations as lessee under leases which have been or should have been, in accordance with U.S. GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, if any, on any of the foregoing.

          (bb) "Initial Public Offering" means the consummation of the first sale of shares of New Common Stock for cash by the Company, or by one or more stockholders, in an underwritten public offering registered under the 1933 Act following the date hereof.

          (cc) "IRS" means the Internal Revenue Service of the United States.

          (dd) "knowledge' means, with respect to any party, the actual knowledge of any officer or executive of such party.

          (ee) "Leased Real Property" means the real property leased by the Company or any of its Subsidiaries, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          (ff) "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

          (gg) "Material Adverse Effect" means any change in, or effect on, the Company, its Subsidiaries or the Business that is materially adverse to the business, properties, results of operations, prospects or financial condition of the Company and its Subsidiaries, taken as a whole.

          (hh) "MS HSR Clearance Date" means the date on which any waiting period under the HSR Act applicable to any HSR Notification and Report Form filed by MS in connection with the conversion of its shares of convertible Series B Preferred Stock to shares of voting Series B Preferred Stock (as used in this definition, "convertible" and "voting" should be read consistently with the definitions of "convertible voting security" and "voting securities" under the HSR Act Premerger Notification Rules, 16 C.F.R. Sections 801.1(f)(l)-(2)) expires, terminates or is satisfied, at which time the rights to elect directors provided to MS hereunder shall first accrue and be exercisable.

          (ii) "New Common Stock" means the Common Stock, par value $.001 per share, of the Company to be issued as part of the Recapitalization.

          (jj) "New Equity Plan" means the equity incentive plan to be adopted following the Closing Date pursuant to Section 5.14.

          (kk) "New Senior Note Indenture" means the Amended and Restated Senior Notes Indenture, to be entered into prior to the Closing, by and between the Company, as issuer, and The Bank of New York, as trustee, governing the New Senior Notes, which indenture amends and restates in its entirety the Senior Notes Indenture, and all exhibits thereto (including the "Security Documents" referenced therein), substantially in the form attached as
     Exhibit 5.2(e), as such indenture is subsequently amended, supplemented or otherwise modified.

          (11) "New Senior Notes" means the 12 1/2% Senior Notes due 2005 issued pursuant to the New Senior Notes Indenture in connection with the Senior Notes Approval, in replacement of the Senior Notes.

          (mm) "New Series A Preferred Stock" means the Series A Preferred Stock, par value $.001 per share, of the Company to be issued as part of the Recapitalization.

          (nn) "New Series B Preferred Stock" means the Series B Preferred Stock, par value $.001 per share, of the Company to be issued as part of the Recapitalization.

          (oo) "New Series C Preferred Stock" means the Series C Preferred Stock, par value $.001 per share, of the Company to be issued as part of the Recapitalization.

          (pp) "1998 Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiaries, including the related schedules and notes thereto, as of December 31, 1998.

          (qq) "1998 Balance Sheet Date" means December 31, 1998.

          (rr) "Odetics Warrant" means that certain warrant issued to Odetics, Incorporated described in Section 3.2(f) of the Disclosure Schedule.

          (ss) "Owned Real Property" means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          (tt) "Permitted Encumbrances" means: (a) liens for Taxes and assessments not yet due and payable; (b) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (c) imperfections of title, liens, security interests and other encumbrances the existence of which, individually or in the aggregate, do not have a Material Adverse Effect; (d) inchoate mechanics' and materialmen's liens for construction in progress; and (e) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business consistent with past practice.

          (uu) "person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          (vv) "Proxy Statement" means the document, including any amendments and supplements thereto, used by the Company to describe the terms and conditions of the Recapitalization to the holders of shares of Existing Common Stock and Existing Preferred Stock.

          (ww) "Real Property" means the Leased Real Property and the Owned Real Property.

          (xx) "Related Party Transaction" means any transaction or series of similar transactions to which the Company or any of its Subsidiaries is a party, in which the amount involved exceeds $5,000,000 (other than (a) compensation for services rendered or perquisites in lieu of compensation received as an employee in the ordinary course of business consistent with past practice pursuant to the Company's compensation and bonus policies and procedures or (b) pursuant to the Existing Stock Option Plan and the New Equity Plan (and related agreements) or the Stockholders' Agreement) and in which any of the following persons has a direct or indirect material interest: any director or employee of any of the Company or its Subsidiaries, or any holder of more than 1% of the Fully-Diluted Shares.

          (yy) "Satellite Insurance" means insurance on terms and conditions substantially the same as those set forth in Exhibit 5.5 attached hereto, including, without limitation, terms naming the collateral trustee in respect of the New Senior Notes as sole loss payee thereon.

          (zz) "Senior Note Indenture" means the Indenture, dated as of March 19, 1997, by and between the Company, as issuer, and The Bank of New York, as trustee, governing the Company's 121/2% Senior Notes due 2001.

          (aaa) "Senior Notes" means Notes issued pursuant to the Senior
     Note Indenture.

          (bbb) "Senior Notes Approval" means the consent by indenture trustee in respect of the Senior Notes and by the holders of 100% of the aggregate principal amount of the Senior Notes to (i) the replacement of the Senior Notes with the New Senior Notes (including the extension of maturity of the Senior Notes to March 1, 2005) and the amendment and restatement of the Senior Note Indenture with the New Senior Note Indenture and (ii) the release by the indenture trustee for the Senior Notes of all collateral securing the Senior Notes upon the securing of the New Senior Notes with the Satellite Insurance and the naming of the indenture trustee for the New Senior Notes as sole loss payee thereon.

          (ccc) "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership or membership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned or controlled directly or indirectly by such person.

          (ddd) "Tax" or "Taxes" means any and all taxes, fees, assessments, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any govemmental taxing authority including without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, assets, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, severance, occupation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, estimated, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

          (eee) "Tax Group" has the meaning given to it in Section 3.17 of this Agreement.

          (fff) "Tax Return" means any return, declaration, report, claim for refund, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company or any of its Subsidiaries to third parties) relating to Taxes, including any document required to be retained or provided to any governmental authority relating to the Company or any of its Subsidiaries or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

          (ggg) "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

          (hhh) "U.S. GAAP" means United States generally accepted accounting principles.

          (iii) "Warrant Agreement" means the Warrant Agreement, dated as of March 19, 1997, by and between the Company and The Bank of New York, as Warrant Agent.

          (jjj) "Waterstone Agreement" means that certain Consultant Agreement, dated as of June 25, 1998, as amended, by and between the Company and The Waterstone Group, described in Section 3.2(g) of the Disclosure Schedule.

          SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

          Term:                                           Section:
          ----                                            --------

          Advisor                                         3.22
          Advisory Agreement                              2.2(f)
          AHIT                                            2.1(c)
          AVISAAF                                         2.1(d)
          AVISBF                                          2.1(e)
          AVISHYBF                                        2.1(f)
          Ball                                            Preamble
          BFA                                             2.1(g)
          CapRe                                           Preamble
          CapRe New Series B Purchase Price               2.1(c)
          Closing                                         2.2
          Closing Date                                    2.2
          Company                                         Preamble
          Company Indemnified Party                       7.2(a)
          Company Shareholders Meeting                    5.2(a)
          Copyrights                                      3.19(a)(iii)
          Environmental Claims                            3.18(b)
          Environmental Law                               3.18(b)
          Environmental Permits                           3.18(a)
          Existing Common Stock                           3.2(a)
          Existing Derivative Securities                  3.2(a)
          Existing Preferred Stock                        3.2(a)
          Financial Statements                            3.7
          Hazardous Materials                             3.18(b)
          Indemnified Party                               7.4
          Indemnifying Party                              7.4
          Intellectual Property Assets                    3.19(a)
          ITT                                             Preamble
          Losses                                          7.2(a)
          Marks                                           3.19(a)(i)
          Material Contracts                              3.20(a)
          MS                                              Preamble
          MS New Series B Purchase Price                  2.1(b)
          New Series A Purchase Price                     2.1(a)
          Patents                                         3.19(a)(ii)
          PCBs                                            3.18(b)
          Purchaser Indemnified Party                     7.3(a)
          Purchasers                                      Preamble
          Qualified Plans                                 3.15(c)
          Recapitalization                                Recitals
          Stockholders' Agreement                         2.2(d)
          Supplier Agreement                              2.2(e)
          Tangible Property                               3.14(d)

          Term:                           Section:
          ----                            -------

          Tax Group                       3.17
          Trade Secrets                   3.19(a)(iv)
          Transferred Assets              Recitals

                                  ARTICLE II

                         RECAPITALIZATION TRANSACTIONS
                         -----------------------------

          SECTION 2.1 Issuance and Sale and Subscription for and Purchase of New Series A Preferred Stock and New Series B Preferred Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing,

          (a) The Company shall issue and sell to ITT, and ITT shall subscribe for and purchase from the Company, 7,142,857 fully-paid and nonassessable shares of New Series A Preferred Stock for an aggregate cash payment in an amount equal to Twenty-Five Million Dollars ($25,000,000) (the "New Series A Purchase Price"). The Series A Purchase Price shall be payable as provided in Section 2.2(a).

          (b) The Company shall issue and sell to MS and MS shall subscribe for purchase from the Company, 4,285,714 fully-paid and nonassessable shares of New Series B Preferred Stock and one fully-paid and non-assessable share of New Common Stock for an aggregate cash payment in an amount equal to Fifteen Million Dollars ($15,000,000) (the "MS New Series B Purchase Price"). The MS Series B Purchase Price shall be payable as provided in
     Section 2.2(b).

          (c) The Company shall issue and sell to American High-Income Trust ("AHIT") and AHIT shall subscribe for purchase from the Company, 714,286 fully-paid and nonassessable shares of New Series B Preferred Stock for an aggregate cash payment in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "AHIT New Series B Purchase Price"). The AHIT Series B Purchase Price shall be payable as provided in Section 2.2(c).

          (d) The Company shall issue and sell to American Variable Insurance Series Asset Allocation Fund ("AVISAAF") and AVISAAF shall subscribe for purchase from the Company, 285,714 fully-paid and nonassessable shares of New Series B Preferred Stock for an aggregate cash payment in an amount equal to One Million Dollars ($1,000,000) (the "AVISAAF New Series B Purchase Price"). The AVISAAF Series B Purchase Price shall be payable as provided in Section 2.2(d).

          (e) The Company shall issue and sell to American Variable Insurance Series Bond Fund ("AVISBF") and AVISBF shall subscribe for purchase from the Company, 71,429 fully-paid and nonassessable shares of New Series B Preferred Stock for an aggregate cash payment in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "AVISBF New Series B Purchase Price"). The AVISBF Series B Purchase Price shall be payable as provided in Section 2.2(e).

          (f) The Company shall issue and sell to American Variable Insurance Series High-Yield Bond Fund ("AVISHYBF") and AVISHYBF shall subscribe for purchase from the Company, 857,143 fully-paid and nonassessable shares of New Series B Preferred Stock for an aggregate cash payment in an amount equal to Three Million Dollars ($3,000,000) (the "AVISHYBF New Series B Purchase Price"). The AVISHYBF Series B Purchase Price shall be payable as provided in Section 2.2(f).

          (g) The Company shall issue and sell to The Bond Fund of America, Inc. ("BFA") and BFA shall subscribe for purchase from the Company, 928,571 fully-paid and nonassessable shares of New Series B Preferred Stock for an aggregate cash payment in an amount equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "BFA New Series B Purchase Price"). The BFA Series B Purchase Price shall be payable as provided in
     Section 2.2(g).

          SECTION 2.2 Closing. The consummation of the transactions contemplated by Section 2.1 of this Agreement shall take place at a closing (the "Closing") to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 A.M. New York City time, as soon as reasonably practicable following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the parties mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). At the Closing, the following shall take place:

          (a) ITT shall pay to the Company the New Series A Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to ITT at least two Business Days before the Closing Date. The Company shall deliver to ITT stock certificates evidencing the New Series A Preferred Stock and the New Common Stock purchased by ITT.

          (b) MS shall pay to the Company the MS New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to MS at least two Business Days before the Closing Date. The Company shall deliver to

     MS stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by MS.

          (c) AHIT shall pay to the Company the AHIT New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to CapRe at least two Business Days before the Closing Date. The Company shall deliver to CapRe stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by AHIT.

          (d) AVISAAF shall pay to the Company the AVISAAF New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to CapRe at least two Business Days before the Closing Date. The Company shall deliver to CapRe stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by AVISAAF.

          (e) AVISBF shall pay to the Company the AVISBF New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to CapRe at least two Business Days before the Closing Date. The Company shall deliver to CapRe stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by AVISBF.

          (f) AVISHYBF shall pay to the Company the AVISHYBF New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to CapRe at least two Business Days before the Closing Date. The Company shall deliver to CapRe stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by AVISHYBF.

          (g) BFA shall pay to the Company the BFA New Series B Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to CapRe at least two Business Days before the Closing Date. The Company shall deliver to CapRe stock certificates evidencing the New Series B Preferred Stock and the New Common Stock purchased by BFA.

          (h) The Company and each of the Purchasers shall enter into a Stockholders' Agreement (the "Stockholders' Agreement"), substantially in the form attached hereto as Exhibit 2.2(h).

          (i) The Company and ITT shall enter into a Supplier Agreement (the "Supplier Agreement"), substantially in the form attached hereto as Exhibit 2.2(i).

          (j) The Company and MS shall enter into an Advisory Agreement (the "Advisory Agreement"), substantially in the form attached hereto as Exhibit 2.2(j).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to each Purchaser as follows:

          SECTION 3.1 Incorporation and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to enter into this Agreement, to carry out its obligations hereunder and to consummate the transac-tions contemplated hereby. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Except for the stockholder and bond-holder approvals described in Section 3.4, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the Purchasers) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company has delivered to each of ITT, MS and CapRe correct and complete copies of the Certificate of Incorporation and the Bylaws of the Company and each Subsidiary, as currently in effect.

          SECTION 3.2  Capital Stock.
                       --------------

          (a) Except as set forth in Section 3.2 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, the Company obligating the Company to issue, sell, transfer or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, the Company (any such options, warrants, convertible securities or other rights, agreements, arrangements, commitments or other equity interests set forth in Section 3.2 of the Disclosure Schedule are referred to herein as the "Existing Derivative Securities"). The Company has issued and has outstanding (a) 204,548 shares of common stock, par value $.001 per share (65,000,000 shares authorized) (the "Existing Common Stock"); (b) 19,368,326 shares of Series A Participating Pre-ferred Stock, par value $.001 per share (21,500,000 shares authorized); (c) 311,300 shares of Series B Participating Preferred Stock, par value $.001 per share (5,000,000) shares authorized); (d) 7,000,000 shares of 12% Series C Convertible Senior Preferred Stock, par value $.001 per share (7,000,000 shares authorized); and (e) 1,000,000 shares of Series D Participating Preferred Stock, par value $.001 per share (1,000,000 shares authorized) (together with the series of preferred stock referred to in (b) through (d) above, the "Existing Preferred Stock"), which constitute all the issued and outstanding shares of capital stock of the Company and are owned of record and beneficially solely by the individuals and entities and in the amounts and proportions set forth in Section 3.2 of the Disclosure Schedule. The shares of Existing Common Stock and Existing Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Both the Existing Common Stock and the Existing Preferred Stock are owned as shown in Section 3.2 of the Disclosure Schedule free and clear of all pledges, security interests and all other liens, encumbrances and adverse claims. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no voting trusts, stockholders' agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Existing Common Stock or the Existing Preferred Stock.

          (b) The shares of New Series A Preferred Stock and New Series B Preferred Stock which are being issued and sold to ITT and MS and CapRe, respectively, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will have been duly and validly authorized and will be fully paid and nonassessable.

          SECTION 3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth, with respect to each Subsidiary, its type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the Company's current ownership of such shares, partnership interests or similar ownership interests. Except as set forth in Section 3.3 of the Disclosure Schedule, all of the outstanding equity securities and other securities of each Subsidiary are owned by the Company or any of its Subsidiaries, free and clear of all liens and encumbrances. Each Subsidiary is duly organized and validly existing under the laws of its respective jurisdiction of incorporation and has the requisite power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted by such Subsidiary and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

          SECTION 3.4 Stockholder and Bondholder Approvals Required.

          (a) Set forth in Section 3.2 of the Disclosure Schedule is a correct and complete list of holders of each series of the Existing Preferred Stock. Set forth in Section 3.4(a) of the Disclosure Schedule is the correct proportion of such holders by series of Existing Preferred Stock, as well as the identity of any individual holders, whose approval is required to amend and restate in its entirety the Certificate of Incorporation of the Company, to reclassify into New Series C Preferred Stock the Existing Preferred Stock or otherwise to approve the Recapitalization and all the transactions contemplated thereby.

          (b) Set forth in Section 3.2 of the Disclosure Schedule is a correct and complete list of holders of the Existing Common Stock and the Existing Derivative Securities. Set forth in Section 3.4(b) of the Disclosure
     Schedule is the correct proportion of such holders, as well as the identity of any individual holders, whose approval is required to amend and restate in its entirety the Certificate of Incorporation of the Company, to reclassify into New Series C Preferred Stock the Existing Common Stock or otherwise to approve the Recapitalization and all the transactions contemplated thereby.

          (c) Set forth in Section 3.4(c) of the Disclosure Schedule is a correct and complete list of holders of the Company's Senior Notes. Also set forth in Section 3.4(c) of the Disclosure Schedule is the correct proportion of such holders of Senior Notes whose approval is required for the effectiveness of the Senior Notes Approval.

          SECTION 3.5 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.6 of the Disclosure Schedule have been obtained and all filings and notifications listed in Section
3.6 of the Disclosure Schedule have been made, and except as described in
Section 3.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not and shall not (a) violate or conflict with the Certificate of Incorporation or the Bylaws of the Company or any of its Subsidiaries, (b) conflict with or violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award or threaten any governmental authorization applicable to the Company, any of its Subsidiaries or the Business, or (c) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or, except for liens or other encumbrances imposed in connection with the Stockholders' Agreement, the Supplier Agreement or the Advisory Agreement or applicable securities laws, result in the creation of any lien or other encumbrance on the New Series A Preferred Stock or New Series B Preferred Stock or on any of the assets or properties of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture (including the Senior Note Indenture and the New Senior Note Indenture), contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (b) or (c), as would not, in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

          SECTION 3.6 Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and shall not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section
3.6 of the Disclosure Schedule, (b) the notification and waiting period requirements of the HSR Act and (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and would not, in the aggregate, have a Material Adverse Effect.

          SECTION 3.7 Financial Statements. The Company has delivered to each Purchaser true, correct and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1998 and December 31, 1997 and the related audited consolidated statements of income and cash flows (all such financial statements, including without limitation any and all notes thereto, referred to as the "Financial Statements"). The Financial Statements present fairly and accurately the consolidated financial condition and results of operations of the Company and its Subsidiaries as of such dates or for the periods covered thereby and have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company with only such deviations from U.S. GAAP as are referred to in the notes thereto.

          SECTION 3.8 Absence of Undisclosed Liabilities and Liens.

          (a) There are no Liabilities of the Company or any of its Subsidiaries, other than Liabilities (i) reflected or reserved against on the 1998 Balance Sheet, or (ii) incurred since the 1998 Balance Sheet Date in the ordinary course of business consistent with past practice and disclosed in
     Section 3.8 of the Disclosure Schedule.

          (b) Except as set forth in Section 3.8 of the Disclosure Schedule, there are no liens, security interests or other encumbrances with respect to any assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

          SECTION 3.9 Absence of Certain Changes or Events. Since the 1998 Balance Sheet Date, except as disclosed in Section 3.9 of the Disclosure Schedule, the Business has been conducted in the ordinary course consistent with past practice, and there has not been any circumstance, development or event which has had or would reasonably be expected to have, in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the 1998 Balance Sheet Date none of the Company or any of its Subsidiaries has taken any of the actions referred to in Section 5.1(b), except as set forth in
Section 3.9 of the Disclosure Schedule.

          SECTION 3.10  Absence of Litigation. Except as set forth in Section
3.10 of the Disclosure Schedule, (a) there are no claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries, before any Governmental Authority that, if determined adversely to the Company or any of its Subsidiaries, in the aggregate, would have a Material Adverse Effect or would prevent, restrict or materially delay the consummation by the Company of the transactions contemplated hereby and (b) the Company, its Subsidiaries and their respective assets and properties are not subject to any Governmental Order having a Material Adverse Effect.

          SECTION 3.11  Compliance with Laws.

          (a) None of the Company or any of its Subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to the Business or by which any of the properties of the Company or any of its Subsidiaries is bound, except (a) as set forth in Section 3.11 of the Disclosure Schedule and (b) where such violations, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 3.11 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has, in the last three years, received any written communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any material law, rule, regulation, ordinance, order, judgment or decree that has not been resolved.

          (b) The Company and its Subsidiaries are in compliance with all applicable provisions under the Communications Act and all applicable rules and regulations promulgated thereunder.

          SECTION 3.12  Licenses and Permits.

          (a) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and its Subsidiaries have all governmental licenses, permits and authorizations necessary to conduct the Business, including without limitation all governmental licenses, permits and authorizations necessary to export and launch Quickbird 1, except for such governmental licenses, permits and authorizations the absence of which, in the aggregate, would not have a Material Adverse Effect. None of the Company or any of its Subsidiaries has, within the last two years, received written notice or otherwise has knowledge that any Governmental Authority has the right or intends to suspend, modify, cancel or terminate any material license, permit, certificate or other authorization relating to the Business as currently conducted.

          (b) The FCC Licenses constitute all such licenses necessary to operate the Business as currently conducted.

          SECTION 3.13 Sufficiency and Condition of Assets. Except as set forth in Section 3.13 of the Disclosure Schedule, as of the Closing the Company and its Subsidiaries own or have valid rights to use all of the assets, rights and interests which are used in, and are sufficient for, the operation of the Business as it is currently being conducted. The tangible assets of the Company and its Subsidiaries are in good working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended in all material respects.

          SECTION 3.14  Real Property.

          (a) Section 3.14(a) of the Disclosure Schedule sets forth a list of all the Owned Real Property. The Company and its Subsidiaries have good, valid, marketable and insurable title in fee simple to the Owned Real Property, free and clear of all liens, security interests and other encumbrances, except (i) as disclosed in Section 3.14(a) of the Disclosure Schedule and (ii) Permitted Encumbrances.

          (b) Section 3.14(b) of the Disclosure Schedule sets forth a list of all Leased Real Property. Except as described in Section 3.14(b) of the Disclosure Schedule, the Company has made available to the Purchaser correct and complete copies of all leases and subleases relating to the Leased Real Property. The Company and its Subsidiaries have good marketable and insurable leasehold estates in the Leased Real Property, free and clear of all liens, security interests and other encumbrances, except

     Permitted Encumbrances. Except as disclosed in Section 3.14(b) of the Disclosure Schedule or as would not have a Material Adverse Effect, each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and shall not cease to be legal, valid, binding and enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no party to any such lease or sublease is in material breach or default thereunder.

          (c) Except as set forth on Section 3.14(c) of the Disclosure Schedule, (i) none of the Company or any of its Subsidiaries has, within the last two years, received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent that would materially affect the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property and Leased Real Property, the use and occupancy thereof by the Company and its Subsidiaries, and the conduct of the Business thereon and therein does not violate in any material respect any deed restrictions, or applicable building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the Business thereon, (iii) none of the Company or any of its Subsidiaries has, within the last two years, received written notice of a material violation of the restrictions or Laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Leased Real Property or Owned Real Property encroaches upon real property of another person, and no structure or improvement of another person encroaches upon any of the Leased Real Property or Owned Real Property, except for any such encroachment that would not materially adversely affect the use, value or occupancy of any such property.

          (d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, the buildings, facilities, machinery, equipment, furniture, leasehold and their improvement, fixtures, vehicles, structures, and related capitalized items and other tangible property relating to the Business (the "Tangible Property") are in good operating condition and repair, free (in the case of buildings or structures located on the Owned Real Property or Leased Real Property) of any material structural or engineering defects, and, subject to normal wear and tear and continued repair and replacement in accordance with past practice, are substantially suitable for their intended use. During the past five years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Tangible Property.

          SECTION 3.15   Employee Benefit and Labor Matters.

          (a) Section 3.15(a) of the Disclosure Schedule contains a complete list of all material Employee Benefit Plans.

          (b) With respect to each Employee Benefit Plan, other than Employee Benefit Plans maintained solely to provide legally-mandated benefits to employees located in jurisdictions outside of the United States, the Company has made available to the Purchasers a true, correct and complete copy of each Employee Benefit Plan. Except as specifically provided in the foregoing documents delivered to the Purchasers, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

          (c) Schedule 3.15 identifies each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401 (a) of the Code ("Qualified Plans "). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Employee Benefit Plan is intended to meet the requirements of Code Section 501 (c)(9).

          (d) All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements to the extent required by GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(l) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of
     Section 419 of the Code or (ii) unfunded.

          (e) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an

     Employee Benefit Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

          (f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          (g) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (h) The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company. There has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) None of the Company or any of its Subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to Company's knowledge, no set of circum-stances exists which may reasonably give rise to a claim or lawsuit, against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Department of Treasury, the Department of Labor, any Employee Benefit Plan or any participant in an Employee Benefit Plan.

          (1) The Company, its Subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

          (m) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (n) For purposes of this Section 3.15, the term "employee" shall be considered to include individuals rendering personal services to the Company or any of its Subsidiaries as independent contractors.

          SECTION 3.16 Labor Matters. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health

          SECTION 3.17 Taxes. The Company hereby represents and warrants to the Purchasers that, except as set forth in Disclosure Schedule 3.17:(i) all material Tax Returns required to be filed (taking into account extensions) on or before the Closing Date for taxable periods ending on or before the Closing Date by, or with respect to any activities of, or property owned by, the Company, its Subsidiaries, or each affiliated, consolidated, combined or unitary group that included or includes the Company or any of its Subsidiaries (a "Tax Group'), have been or will be filed in accordance with all applicable laws and are true, cor-rect and complete in all material respects as filed, all Taxes shown as due on such Tax Returns have been or will be timely paid, and reserves reflected on the most recent balance sheet of the Company are sufficient to cover all Taxes (whether or not shown as due on any Tax Return) accrued as of such date and, adjusted for the passage of time, will be sufficient to cover all Taxes as of the Closing Date; (ii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Government Authorities or set aside in accounts for such purpose if not yet due; (iii) no Tax Return filed by the Company or any of its Subsidiaries is currently under audit by any Taxing Authority or is the subject of any judicial or administrative proceeding, and to the knowledge of the Company no Taxing Authority is threatening to commence any such audit; (iv) no Taxing Authority is now asserting against the Company or any of its Subsidiaries any deficiency or claim for Taxes or any adjustment of Taxes; (v) other than any Tax sharing or indemnification agreement between the Company, on the one hand, and any of its Subsidiaries, on the other hand, neither the Company nor any of its Subsidiaries is subject to or bound by any Tax sharing agreement (or other arrangement or practice for the sharing of Taxes); (vi) neither the Company nor any of its Subsidiaries has ever been a member of a Tax Group, other than one for which the Company was the common parent; (vii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Tax or agreed to any extension of time for filing any Tax Return that has not been filed, and neither the Company nor any of its Subsidiaries has consented to extend the period in which any Tax may be assessed or collected by any Taxing Authority; (viii) there are no liens for Taxes (other than Taxes not yet due) upon any of the assets of the Company or any of its Subsidiaries; (ix) the Company has no liability for the Taxes of any person other than the Company and its Subsidiaries; (x) there are no outstanding powers of attorney enabling any party to represent the Company or any of its Subsidiaries with respect to Tax matters; and (xi) neither the Company nor any of its Subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          SECTION 3.18  Environmental, Health and Safety.

          (a) Except as set forth in Section 3.18 of the Disclosure Schedule or except as would not have a Material Adverse Effect: (i) the Company and its Subsidiaries currently hold all the environmental and health and safety permits, licenses and approvals of Governmental Authorities and agencies necessary for the current use, occupancy or operation of the Business and required by any Environmental Law ("Environmental Permits") and are in compliance with all such Environmental Permits; (ii) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;
     (iii) neither the Company nor any of its Subsidiaries is currently in receipt of any written claim, demand, notice or complaint al-leging violation of, or liability under, any Environmental Laws; (iv) except as permitted by or as would not result in any liability under applicable Environmental Laws, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any of the Owned Real Property or Leased Real Property or, with respect to the period of the Company's or any of its Subsidiaries' ownership, tenancy or operation of such property, on any real property formerly owned, leased or operated by the Company or any of its Subsidiaries; (v) there is no asbestos or asbestos-containing material on any of the Owned Real Property or Leased Real Property, except to the extent not prohibited by, or as would not result in any liability under, applicable Environmental Laws; (vi) neither the Company nor any of its Subsidiaries has released, discharged or disposed of Hazardous Materials on any of the Owned Real Property or Leased Real Property or on any real property formerly owned, leased or operated by the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries is undertaking any investigation or assessment or remedial or response action relating to any release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (viii) there are no past, pending or threatened in writing Environmental Claims against the Company, any of its Subsidiaries or any Real Property and, to the Company's knowledge, there are no facts that are reasonably expected to form the basis of any such Environmental Claim.

          (b) For purposes of this Agreement, the following terms have the meanings set forth below:

               (i) "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, complaints, liens, written notices of noncompliance or violation, written notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any actual or alleged injury or threat of injury to health, safety or the environment.

               (ii) "Environmental Law" means any foreign, federal, state or local Law, statute, ordinance, rule, regulation or common law, and any judicial or administrative interpretation thereof, including without limitation any judicial or administrative order, consent decree or judgment, in each case in effect and as amended as of the Closing Date, relating to, regulating or imposing liability or standards of conduct concerning pollution or protection of the environment, health or safety or the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials.

               (iii) "Hazardous Materials" means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, including without limitation petroleum or any by-products thereof, any form of natural gas, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon or other radioactive elements, carcinogenic or mutagenic agents, pesticides, explosives, flammables, corrosives and urea formaldehyde foam insulation, in each case that form the basis of liability, or are subject to regulation, under any Environmental Laws as of the Closing Date.

          SECTION 3.19 Intellectual Property.

          (a) Intellectual Property Assets. For purposes of this Agreement, the term "Intellectual Property Assets" includes without limitation the following tangible and intangible assets of the Company:

               (i) the name "EarthWatch Incorporated," all fictional business names, trading names, registered and unregistered trademarks, service marks, trade dress and applications (collectively, "Marks");

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

               (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

               (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by the Company or any of its Subsidiaries as licensee or licensor.

          (b) Agreements. Section 3.19(b) of the Disclosure Schedule contains a complete and accurate list of all material contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company or any of its Subsidiaries is the licensee. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such agreement.

          (c)  Know-How Necessary for the Business.

               (i) The Intellectual Property Assets are all those necessary for the operation of the Company's and its Subsidiaries' businesses as they are currently conducted. The Company and its Subsidiaries are the owners of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and have the right to use without payment to a third party all of the Intellectual Property Assets.

               (ii) Except as set forth in Section 3.19(c) of the Disclosure Schedule, all former and current employees of the Company and its Subsidiaries have executed written contracts with the Company or its Subsidiaries that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries has entered into any contract that materially restricts or limits in any way the scope or type of work for the Company in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work for the Company to anyone other than the Company or its Subsidiaries.

          (d)  Patents.
               --------

               (i) Section 3.19(d) of the Disclosure Schedule contains a complete and accurate list of all Patents. The Company and its Subsidiaries are the owners of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party.

               (iv) To the knowledge of the Company, no Patent is infringed or, to the Company's knowledge, has been challenged or threatened in any way. To the knowledge of the Company, none of the products manufactured and sold, nor any process or know-how used, by the Company or any of its Subsidiaries infringes or is alleged to infringe any patent or other proprietary right of any other person.

               (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

          (e)  Trademarks.

               (i) Section 3.19(e) of the Disclosure Schedule contains a complete and accurate list of all Marks. The Company and its Subsidiaries are the owners of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

               (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's knowledge, no such action is threatened with the respect to any of the Marks.

               (iv) To the Company's knowledge, there is no potentially interfering trademark or trademark application of any third party.

               (v) To the Company's knowledge, no Mark is infringed or, to the Company's knowledge, has been challenged or threatened in any way. To the Company's knowledge, none of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

          (f)  Copyrights.

               (i) Section 3.19(f) of the Disclosure Schedule contains a complete and accurate list of all Copyrights. The Company and its Subsidiaries are the owners of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

               (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

               (iii) To the Company's knowledge, no Copyright is infringed or, to the Company's knowledge, has been challenged or threatened in any way. To the Company's knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (g)  Trade Secrets.

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without material reliance on the knowledge or memory of any individual.

               (ii) The Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

               (iii) The Company and its Subsidiaries have good title and the right (not necessarily exclusive) to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Company's knowledge, have not been used, divulged, or appropriated either for the benefit of any person (other than the Company and its Subsidiaries) or to the detriment of the Company or any of its Subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          SECTION 3.20  Material Contracts.

          (a) Section 3.20 of the Disclosure Schedule lists the following contracts (the "Material Contracts") in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party:

               (i) any commitment, contract, agreement or purchase order that the Company reasonably anticipates shall, in accordance with its terms, involve aggregate payments or receipts by the Company or any of its Subsidiaries of more than $1,000,000 within the 12-month period following the date of this Agreement;

               (ii) any lease of personal property involving any annual expense in excess of $10,000 that is not cancelable without liability within 30 days;

               (iii) any contracts or agreements containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any person;

               (iv) any material license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to any patents, trademarks, copyrights or other intellectual property;

               (v) any contract that creates a joint venture or partnership or other sharing of profits, losses, costs or liabilities;

               (vi) any contract or agreement relating to clean-up, abatement or other actions in connection with the remediation of any liabilities relating to Hazardous Substances;

               (vii)  any contract with an affiliate;

               (viii) any credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness; and

               (ix) any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          Except as set forth in Section 3.20 of the Disclosure Schedule, correct and complete copies of all written contracts listed or required to be listed in Section 3.20 of the Disclosure Schedule have been made available to each Purchaser before the date hereof.

          (b) None of the Company or any of its Subsidiaries is (and, to the knowledge of the Company, no other party is) in breach or violation of, or default under, any of the Material Contracts, where such breach or violation or default would have a Material Adverse Effect. Each Material Contract is a valid agreement, arrangement or commitment of the Company or any of its Subsidiaries that is a party thereto, enforceable against the Company or any such Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of the Company, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case as would not have a Material Adverse Effect.

          SECTION 3.21  Exemption from Registration; Proxy Statement.

          (a) The transactions contemplated as part of the Recapitalization, individually and in the aggregate, shall be exempt from registration under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

          (b) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is distributed to holders of the Existing Common Stock and the Existing Preferred Stock and as of the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing, the Company becomes aware of the occurrence of any event with respect to the Company or any its Subsidiaries which is required to be described in the Proxy Statement (or in any amendment of, or supplement to, the Proxy Statement) so as to maintain the accuracy and completeness of the Proxy Statement, the Company shall notify each of the Purchasers and promptly prepare an appropriate amendment or supplement in which such event shall be described and disseminate such amendment or supplement to the holders of shares of the Existing Common Stock and the Existing Preferred Stock.

          SECTION 3.22 State Takeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and such approval constitutes the approval of the Recapitalization and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Recapitalization or the transactions contemplated thereby.

          SECTION 3.23 Insurance. Except as set forth in Section 3.23 of the Disclosure Schedule, each of the Company and its Subsidiaries and all of their assets are covered by valid and currently effective insurance policies issued in favor or the Company and/or its Subsidiaries that are customary and appropriate under the circumstances. All such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies (except for failures in full force and effect, to pay premiums and comply which, in the aggregate, would not have a Material Adverse Effect).

          SECTION 3.24 Brokers. Except for MS (as advisor, the "Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of the Advisor.

          SECTION 3.25 Senior Note Indenture. As of the date hereof, there exists no "Default" or "Events of Default" under and as defined in the Senior
Note Indenture.

          SECTION 3.26  Transactions with Affiliates. Except as set forth in
Section 3.26 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has any outstanding contract, agreement or other arrangement with any of its Affiliates or provides or receives goods or services to or from any of its Affiliates or (b) has engaged in any transaction outside the ordinary course of business consistent with past practice with any of its Affiliates (other than the Company or any of its Subsidiaries and Affiliates) since January 1, 1996.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
               ------------------------------------------------

          Each Purchaser, individually and on its own behalf and not on behalf of any other Purchaser, represents and warrants to the Company and each other Purchaser as follows:

          SECTION 4.1 Incorporation and Authority of the Purchaser. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Purchaser, the performance by such Purchaser of its obligations hereunder and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by the Company and the other parties hereto other than such Purchaser) constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

          SECTION 4.2 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and all filings and notifications described in Section 4.3 have been made, and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by such Purchaser do not and shall not (a) violate or conflict with the Certificate of Incorporation or Bylaws of such Purchaser or (b) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination applicable to such Purchaser, except in the case of this clause
(b) as would not, in the aggregate, materially delay the consummation by such Purchaser of the transactions contemplated hereby.

          SECTION 4.3 Consents and Approvals. The execution, delivery and performance of this Agreement by such Purchaser do not and shall not require any material consent, approval, authorization or other order of, action by, or filing with or notification to, any Governmental Authority, except (a) the notification and waiting period requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to the Company.

          SECTION 4.4 Absence of Litigation. There are no claims, actions, proceedings or investigations pending or, to the knowledge of such Purchaser, threatened against such Purchaser before any Governmental Authority that are reasonably likely to prevent or materially delay the consummation by such Purchaser of the transactions contemplated hereby.

          SECTION 4.5 Investment Purpose. Such Purchaser is acquiring the New Series A Preferred Stock, the New Series B Preferred Stock or the New Common Stock, as the case may be, solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

          SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser.

                                   ARTICLE V

                                   COVENANTS
                                   ---------

          SECTION 5.1 Conduct of Business Prior to the Closing.

          (a) Unless each of MS, CapRe and ITT otherwise agrees in writing and except as otherwise set forth in this Agreement or in Section 5.1 of the Disclosure Schedule, between the date of this Agreement and the earlier to occur of (i) receipt by the Company of the FCC Approval and (ii) October 31, 1999, the Company and its Subsidiaries shall (A) conduct the Business only in the ordinary course consistent with past practice pursuant to the Company's strategic plan, (B) use reasonable efforts to preserve the current relationships of the Company and its Subsidiaries with their respective customers, suppliers, distributors, agents, officers and employees and other persons with which the Company and its Subsidiaries have significant business relationships, and (C) use reasonable efforts to maintain all of the assets owned or used by the Business in the ordinary course of business consistent with past practice.

          (b) Except as contemplated or expressly provided in this Agreement, the Stockholders' Agreement or the Disclosure Schedule, between the date of this Agreement and the earlier to occur of (i) receipt by the Company of the FCC Approval and (ii) October 31, 1999, the Company and its Subsidiaries shall not do any of the following without the prior written consent of each of ITT, MS and CapRe (which consent shall not be unreasonably withheld):

               (i) the amendment of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, including without limitation any and all certificates of designations of any series of preferred stock of the Company, or the amendment, termination or waiver of any provision under the Stockholders' Agreement;

               (ii) the declaration, setting aside, making or paying of any dividend or other distribution in respect of the Company's or any of its Subsidiaries' shares or equity interests, or the purchase or redemption, directly or indirectly, of such shares or equity interests (other than pursuant to the Stockholders' Agreement and the Existing Stock Option Plan (and related agreements));

               (iii) an Initial Public Offering or (other than with respect to shares of New Series C Preferred Stock, securities convertible or exercisable into shares of New Series C Preferred Stock or rights or warrants entitling the holders thereof to subscribe for or pur-chase shares of New Series C Preferred Stock issued in connection with the High-Yield Financing, shares of New Common Stock, New Series A Preferred Stock, New Series B Preferred Stock and New Series C Preferred Stock issued pursuant to the Recap Agreement (including any shares reclassified upon filing of the Amended and Restated Certificate of Incorporation of the Company and conversion of any shares issued in accordance with the Recap Agreement or reclassified upon filing of the Amended and Restated Certificate of Incorporation of the Company) or the issuance of securities pursuant to the Waterstone Agreement or the exercise of the Odetics Warrant or the exercise of options pursuant to the Existing Stock Option Plan (and related agreements) or the grant or exercise of options pursuant to the New Equity Plan (and related agreements), such grant or exercise under the New Equity Plan, together with all prior grants or exercises under the New Equity Plan since the Closing Date, representing in the aggregate no more than 15% of the Fully-Diluted Shares as of the Closing Date) the issuance, delivery or sale of any shares or equity interests, or any options, warrants, conversion or other rights to purchase any such shares or equity interests, or any securities convertible into or exchangeable for such shares or equity interests, or the issuance of any other security in respect of or in lieu of or in substitution for shares or equity interests, or the entry into any agreements restricting the transfer of, or affecting the rights of holders of shares or equity interests, the granting of any preemptive or anti-dilutive rights to any holder of any class of securities, or the granting of registration rights with respect to any class of securities, or the changing of the number of shares of Common Stock reserved for issuance;

               (iv) the acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

               (v) except in the ordinary course of business consistent with past practice, (A) the issuance of any debt securities, (B) the incurrence of any indebtedness for borrowed money, (C) the assumption grant, guarantee or endorsement, or making any other accommodation or arrangement making the Company or any of its Subsidiaries responsible for, the Liabilities of any person (other than the Company or another of its Subsidiaries, as the case may be) or (D) the making of any loans, advances or capital contributions to, or investments in any person (other than the Company or another of its Subsidiaries);

               (vi) except in the ordinary course of business consistent with past practice, the creation of any security interest, pledge, lien or other encumbrance on any properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, other than (A) Permitted Encumbrances and (B) security interests, pledges, liens and encumbrances that shall be released at or prior to the Closing;

               (vii)  the engaging in any Related Party Transaction;

               (viii) except in the ordinary course of business consistent with past practice, the filing of any Tax Return or the making or revoking of any Tax election;

               (ix) except in the ordinary course of business consistent with past practice, the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise;

               (x) the replacement of the Company's independent auditors or the making of any change in any method of financial accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles; provided that the Company shall give the Purchaser prompt notice of any such change;

               (xi) except in the ordinary course of business consistent with past practice, (A) the sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any of the material assets of the Company or any of its Subsidiaries or (B) the cancellation of any indebtedness owed to the Company or any of its Subsidiaries;

               (xii) except in the ordinary course of business consistent with past practice, (A) the entry into or adoption or amendment of any existing agreement or arrangement relating to severance; (B) the entry into or adoption or amendment of any existing severance plan; (C) the entry into or amendment or adoption of any employee benefit plan or employment or consulting agreement (including without limitation the plans, programs, agreements and arrangements referred to in Section 3.15); (D) the grant of any increases in compensation, except compensation increases associated with promotions and annual reviews in the ordinary course of business consistent with past practice or provided pursuant to collective bargaining agreements; or (E) the adoption of any material change in the overall compensation structure of the Company and its Subsidiaries;

               (xiii) the approval of (i) a complete liquidation or dissolution of the Company, (ii) a merger or consolidation (A) in which the Company or any of its Subsidiaries is a constituent corporation or (B) with respect to which the shares or other entity interests would have the right to vote under applicable state law or the applicable organizational documents, (iii) the sale of all or substantially all of the assets, or (iv) any similar business combination;

               (xiv) the removal of the Company's Chief Executive Officer, except upon an adjudication of cause by an independent third party;

               (xv) the entry into or modification, termination, amendment or grant of any waiver in respect of any Material Contract (except in the ordinary course of business consistent with past practice); and

               (xvi) the entry into any agreement with respect to the foregoing.

          SECTION 5.2 Required Actions. As soon as practicable following the date of the Agreement and prior to the Closing, the Company shall do the following:

          (a) Take all action in accordance with all federal and state securities laws, the DGCL and the Certificate of Incorporation and Bylaws of the Company, reasonably necessary to convene a special meeting of the holders of the Existing Common Stock and the Existing Preferred Stock (the "Company Shareholders Meeting") to be held on the earliest practical date determined by the Company pursuant to its obligations under subsections (b) and (c) below;

          (b) With respect to the Existing Preferred Stock, (i) prepare and distribute to all holders of shares of each series of Existing Preferred Stock all reasonably necessary documents for the purpose of soliciting and obtaining the approval in writing of holders of shares of each series of Existing Preferred Stock at least equal in number to the minimum number set forth for each such series in Section 3.4(a) of the Disclosure Schedule to amend and restate in its entirety the Certificate of Incorporation of the Company, substantially in the form attached hereto as Exhibit 5.2(b & c), to reclassify each series of Existing Preferred Stock into New Series C Preferred Stock and otherwise to approve the Recapitalization and all the transactions contemplated thereby, all to the extent such approval is required by applicable law; (ii) recommend to holders of shares of each series of Existing Preferred Stock the approval of each of such amendment and restatement and such Recapitalization; (iii) use its best efforts to so-licit from holders of such minimum number of shares of each series of Existing Preferred Stock, and take all other action reasonably necessary or advisable to secure, the approval of such holders required to approve each of such amendment and restatement and such Recapitalization; and (iv) file with the Secretary of State of the State of Delaware all documents, and take any other action, reasonably necessary to effect each of such amendment and restatement and such Recapitalization referred to in this
     Section 5.2(b);

          (c) With respect to the Existing Common Stock, (i) prepare and distribute to all holders of shares of Existing Common Stock all reasonably necessary documents for the purpose of soliciting and obtaining the approval in writing of holders of shares of Existing Common Stock at least equal in number to the minimum number set forth in Section 3.4(b) of the Disclosure Schedule to amend and restate in its entirety the Certificate of Incorporation of the Company, substantially in the form attached hereto as
     Exhibit 5.2(b & c), to reclassify the Existing Common Stock into New Series C Preferred Stock and otherwise to approve the Recapitalization and all the transactions contemplated thereby, all to the extent such approval is required by applicable law; (ii) recommend to holders of shares of Existing Common Stock the approval of each of such amendment and restatement, such reclassification and such Recapitalization; (iii) use its best efforts to solicit from holders of such minimum number of shares of Existing Common Stock, and take all other action reasonably necessary or advisable to secure, the approval of such holders required to approve each of such amendment and restatement, such reclassification and such Recapitalization; and (iv) file with the Secretary of State of the State of Delaware all documents, and take any other action, reasonably necessary to effect each of such amendment and restatement, such reclassification and such Recapitalization referred to in this Section 5.2(c);

          (d) With respect to the Existing Derivative Securities, use its reasonable best efforts to take all action necessary to effectuate the adjustment of such Existing Derivative Securities substantially as set forth in Exhibit 5.2(d), including, if applicable, making modifications under the Existing Stock Option Plan or the Warrant Agreement and obtaining consents from holders of Existing Derivative Securities.

          (e) With respect to the Senior Notes, (i) prepare and distribute to all holders of Senior Notes all reasonably necessary documents for the purpose of soliciting and obtaining the Senior Notes Approval; (ii) recommend the Senior Notes Approval to the holders of Senior Notes; (iii) use its best efforts to solicit the Senior Notes Approval from the holders of all Senior Notes, and take all other action reasonably necessary or advisable to secure the Senior Notes Approval; and (iv) take any other action reasonably necessary under the Senior Note Indenture to effectuate the Senior Note Approval.

          SECTION 5.3 Issuance and Sale and Subscription for and Purchase of New Series C Preferred Stock.

          (a) Prior to the close of business on the 10th Business Day following the Closing Date, Ball shall deliver to the Company written notice of its decision whether or not to subscribe for and purchase 714,286 fully-paid and nonassessable shares of New Series C Preferred Stock (the "Ball Option Shares") for an aggregate cash payment in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "New Series C Purchase Price").

          (b) In the event that Ball shall inform the Company in such notice referred to in paragraph (a) above of its decision to subscribe for and purchase the Ball Option Shares, (1) on the High Yield Financing Closing Date, the Company shall issue and sell to Ball and Ball shall subscribe for purchase from the Company, the Ball Option Shares for an aggregate cash payment in an amount equal to the New Series C Purchase Price and (2) Ball shall pay to the Company the New Series C Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Company in a written notice to Ball at least two Business Days prior to the High Yield Financing Closing Date. The Company shall deliver to Ball stock certificates evidencing the Ball Option Shares purchased by Ball.

          SECTION 5.4 Preparation of Proxy Statement. Consistent with the timing for the Company Shareholders Meeting as determined by the Company, the Company shall prepare and distribute to holders of the Existing Common Stock and the Existing Preferred Stock the Proxy Statement as soon as is reasonably practicable following the date hereof. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any information pertaining to the Company contained in or omitted from the Proxy Statement that would require an amendment or supplement to the Proxy Statement, the Company will promptly take such action as shall be required to amend or supplement the Proxy Statement. The Company also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of shares of New Series C Preferred Stock in the Recapitalization.

          SECTION 5.5 Satellite Insurance. Following the Closing, the Company shall use its best efforts to obtain the Satellite Insurance in accordance with the terms and provisions of the New Senior Note Indenture.

          SECTION 5.6 Access to Information. From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause the officers, employees, auditors and agents of the Company and its Subsidiaries to, (i) afford the officers, employees and authorized agents and representatives of each Purchaser reasonable access, during normal business hours, to the offices, properties, books and records and management employees of the Company and its Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of each Purchaser access to, and copies of, such additional financial and operating data and other documents and information regarding the assets, properties, goodwill and business of the Company and its Subsidiaries as each such Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company, its Subsidiaries or any Affiliate of the Company; provided further, that the Company shall only be obligated to use its reasonable efforts to cause the auditors of the Company to make any work papers available to any person.

          SECTION 5.7  Regulatory and Other Authorizations; Consents.

          (a) Each of the Company and each Purchaser, individually and on its own behalf and not on behalf of any other Purchaser, agrees to use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies (including without limitation the FCC) and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and to cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. To the extent required by law, each of the Company and MS agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties shall cooperate with each other in connection with the making of all such filings or responses, including without limitation providing copies of all such documents to the non-filing or nonresponding party and its advisors prior to filing or responding. The parties hereto shall not take any action that shall have the effect of delaying, impairing or impeding the receipt of any required approvals. Notwithstanding anything to the contrary contained in this Agreement, neither MS nor the Company shall be required to sell or dispose of any assets or take any other action (other than the filing of the Notification and Report Form and the supply of additional information or documentation) in order to obtain approval or the expiration of the waiting period under the HSR Act.

          (b) Each of the Company and each Purchaser, individually and on its own behalf and not on behalf of any other Purchaser, agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement.

          SECTION 5.8 Investigation. In connection with each Purchaser's investigation of the Company, its Subsidiaries and the Business, each such Purchaser has received from the Company certain estimates, projections and other forecasts for the Company, its Subsidiaries and the Business, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser shall not assert any claim against the Company, its Subsidiaries or any of their directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Company, its Subsidiaries or any such persons liable, with respect thereto. Accordingly, the Company makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.8.

          SECTION 5.9 FCC Application. Within 10 Business Days of the execution of this Agreement, the Company shall make an application or applications to the FCC requesting its written consent to the transfer of control of the Company's FCC Licenses. The Company shall cooperate in providing all information and taking all steps necessary, desirable and proper to expedite the preparation and filing of such application(s) and its prosecution to FCC Approval. In the event any person or entity petitions the FCC to deny the application(s) or otherwise challenges the grant of FCC Approval before the FCC or the FCC on its own motion denies the application(s), or in the event FCC Approval of the application(s) is obtained and any person or entity appeals or otherwise attacks such FCC Approval before the FCC, or in any judicial proceeding, then the Company agrees to oppose such petition or challenge before the FCC or defend such action and the FCC Approval diligently and in absolute good faith at the Company's cost and expense.

          SECTION 5.10 Stockholders' Agreement. At the Closing, the Company and the Purchasers shall enter into the Stockholders' Agreement.

          SECTION 5.11 Supplier Agreement. At the Closing, the Company and ITT shall enter into the Supplier Agreement.

          SECTION 5.12 Advisory Agreement. At the Closing, the Company and MS shall enter into the Advisory Agreement.

          SECTION 5.13 Ball-EarthWatch Agreement. Each of the Company and Ball shall perform all of its obligations under the Ball-EarthWatch Agreement, dated as of the date hereof, by and between the Company and Ball, prior to the Closing.

          SECTION 5.14 Equity Incentive Plan. Within 180 days following the Closing Date, the Board of Directors of the Company shall propose and approve, and the Company shall adopt, a new equity-based incentive plan for the benefit of certain employees of the Company (the "New Equity Plan"), such plan to become effective within 180 days after the Closing Date.

          SECTION 5.15 Post-closing Board. Each of the Company and each Purchaser, individually and on its own behalf and not on behalf of any other Purchaser, agrees to use its best efforts, immediately after the Closing (except as provided below as to MS), to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, (a) to fix the size of the Board of Directors of the Company at 10 directors and (b) to obtain the resignation or removal of all directors on the Board of Directors of the Company as of the Closing, other than Herbert F. Satterlee, III, who are not affiliated with Ball and to fill such vacancies as are created by such resignations with two directors designated by ITT and one director designated by each of MS and CapRe (i.e., a total of four directors for ITT, MS and CapRe, in the aggregate); provided, however, that MS shall not be entitled to designate a director prior to the MS HSR Clearance Date, during which period one seat on the Board of Directors shall remain vacant.

          SECTION 5.16 Ball Release. From the date hereof until the close of business on the 10th Business Day following the Closing Date, the Company shall use its best efforts to cause all holders of Existing Common Stock, Existing Preferred Stock and the Senior Notes to execute and deliver to Ball a Release substantially in form attached hereto as Exhibit 5.16.

          SECTION 5.17 Reasonable Best Efforts. Each of the Company and each Purchaser, individually and on its own behalf and not on behalf of any other Purchaser, agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof, subject to the final sentence of Section 5.7(a).

          SECTION 5.18 Exclusivity. None of the Company, any of its Subsidiaries and the officers, trustees and representatives of the Company and its

Subsidiaries shall, directly or indirectly, provide information to, engage in negotiations with, solicit, facilitate or otherwise engage in discussions with, or enter into any agreement with, any potential purchaser interested in engaging in a direct or indirect acquisition of all or part of the Company, its Subsidiaries, or their shares, an option on their shares or assets, or a loan, recapitalization, merger or similar transaction other than the Purchasers.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING
                             ---------------------

          SECTION 6.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of each of the Purchasers contained in this Agreement shall be true and correct (without giving effect to any "materiality" or material adverse effect qualification or exception contained therein) as of the date hereof and at and as of the Closing, with the same force and effect as if made at and as of such date (or, in the case of representations and warranties of each such Purchaser which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not, in the aggregate, have a material adverse effect on the ability of each such Purchaser to consummate the transactions contemplated by this Agreement; and (ii) the covenants and agreements contained in this Agreement to be complied with by each Purchaser at or prior to the Closing shall have been complied with in all material respects;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the New Series A Preferred Stock or New Series B Preferred Stock contemplated hereby shall have expired or shall have been terminated;

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d) Officer's Certificate. The Company shall have received from each Purchaser an officer's certificate to the effect that each of the conditions specified in Section 6.1(a) is satisfied (with respect only to such Purchaser and not to any other Purchaser) in all respects; and

          (e) Existing Amended and Restated Stockholders' Agreement. That certain Amended and Restated Stockholders' Agreement, dated as of March 29, 1995, as amended as of June 12, 1995, April 3, 1996, January 20, 1997 and August 22, 1997, by and among the Company, Ball, Nuova Telespazio s.p.a., Hitachi, Ltd. and certain others (the "Existing Stockholders' Agreement") shall have been terminated by the required consent or agreement of the parties thereto pursuant to the terms thereof.

          SECTION 6.2 Conditions to Obligations of the Purchasers. The obligations of each Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any "materiality" or Material Adverse Effect qualification or exception contained therein) as of the date hereof and as of the Closing with the same force and effect as if made at and as of such date (or, in the case of representations and warranties of the Company which address matters only as of a particular date, as of such date), except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or prior to the Closing shall have been complied with in all material respects;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the New Series A Preferred Stock or New Series B Preferred Stock contemplated hereby shall have expired or shall have been terminated;

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d)  Required Actions.

               (i) The Company shall have obtained the approval in writing of holders of shares of each series of the Existing Preferred Stock at least equal in number to the minimum number set forth for each such series in Section 3.4(a) of the Disclosure Schedule to amend and restate in its entirety the Certificate of Incorporation of the Company, to reclassify into New Series C Preferred Stock the Existing Preferred Stock and otherwise to approve the Recapitali-zation and all the transactions contemplated thereby, all to the extent required by applicable law, and such Certificate of Incorporation shall have been amended and restated substantially in the form attached hereto as Exhibit 5.2(b & c), such shares shall have been so reclassified and such Recapitalization shall have been approved.

               (ii) The Company shall have obtained the approval in writing of holders of shares of the Existing Common Stock at least equal in number to the minimum number set forth in Section 3.4(b) of the Disclosure Schedule to amend and restate in its entirety the Certificate of Incorporation of the Company, to reclassify into New Series C Preferred Stock the Existing Common Stock and otherwise to approve the Recapitalization and all the transactions contemplated thereby, all to the extent required by applicable law, and such Certificate of Incorporation shall have been amended and restated substantially in the form attached hereto as Exhibit 5.2(b & c), such shares and securities shall have been so reclassified and such Recapitalization shall have been approved.

               (iii) All of the Existing Derivative Securities shall have been adjusted substantially in the manner set forth in Exhibit 5.2(d).

               (iv) The Company shall have obtained the Senior Notes Approval, and all documents contemplated in connection therewith, including the New Senior Note Indenture and the security documents in respect of the Satellite Insurance, shall have been executed and delivered in full force and effect.

          (e) Stockholders' Agreement. The Company shall have executed and delivered to each Purchaser the Stockholders' Agreement;

          (f) Senior Note Approval. After giving effect to the Senior Note Approval, the representation and warranty set forth in Section 3.25 shall be true and correct as of the Closing Date;

          (g) Opinion. Each of the Purchasers shall have received from Cooley Godward LLP an opinion reasonably satisfactory to the parties addressed to the Purchasers and dated as of the Closing Date;

          (h) Existing Amended and Restated Stockholders' Agreement. The Existing Stockholders' Agreement shall have been terminated by the required consent or agreement of the parties thereto pursuant to the terms thereof;

          (i) Officer's Certificate. Each Purchaser shall have received from each of the Company an officer's certificate to the effect that each of the conditions specified in Section 6.2(a), (d), (f) and (h) is satisfied in all respects; and

          (j) Consummation by Other Purchasers. In the event that any of MS, CapRe or ITT shall fail to consummate the purchases of Series A Preferred Stock and Series B Preferred Stock contemplated by this Agreement by reason of breach, failure to waive any unfulfilled condition or otherwise, then none of MS, CapRe or ITT shall be obligated to consummate the transactions contemplated by this Agreement.

          SECTION 6.3 Additional Condition to Obligations of ITT. The obligation of ITT to consummate the transactions contemplated by this Agreement shall be subject to the execution and delivery, at or prior to the Closing, by the Company to ITT of the Supplier Agreement.

          SECTION 6.4 Additional Condition to Obligations of MS. The obligation of MS to consummate the transactions contemplated by this Agreement shall be subject to the execution and delivery, at or prior to the Closing, by the Company to MS of the Advisory Agreement.

          SECTION 6.5 Additional Condition to Obligations of MS and CapRe. The obligations of each of MS and CapRe to consummate the transactions contemplated by this Agreement shall be subject to the exercise, at or prior to the Closing, by holders of all of the Senior Notes not held by CapRe of all Warrants (as defined in the Warrant Agreement) not held by CapRe in accordance with the terms and conditions of the Warrant Agreement.

                                  ARTICLE VII

                                INDEMNIFICATION
                                ---------------

          SECTION 7.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of three years after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.15, 3.17 and 3.18 shall survive until 30 days after the expiration of the statute of limitations related thereto and (ii) the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5 and 3.6 shall survive indefinitely.

          SECTION 7.2  Indemnification for the Benefit of the Company.

          (a) Each Purchaser agrees, individually and on its own behalf and not on behalf of any other Purchaser, to indemnify the Company and its Affiliates, officers, directors, employees, agents, successors and assigns (as used in this Section 7.2, each a "Company Indemnified Party") against and hold them harmless from all Liabilities, losses, damages, claims, costs, and expenses (including without limitation reasonable attorney's fees) (collectively, "Losses") actually incurred by them arising out of (i) the breach of any representation or warranty of such Purchaser contained herein and (ii) the breach of any covenant or agreement of such Purchaser contained herein. Anything in Section 7.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against such Purchaser for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by such Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 7.1, regardless of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b) Subject to Section 9.13, the Company hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII and hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any or all Purchasers arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including without limitation any such rights, claims or causes of action arising under or based upon common law or otherwise); provided, however, that the preceding clause shall not apply to claims for fraud.

          (c) Except as expressly set forth in this Agreement, no Purchaser is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Company, after the consummation of the purchase and sale of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          SECTION 7.3  Indemnification by the Company.

          (a) The Company agrees to indemnify each Purchaser and its Affiliates, and their officers, directors, employees, members, agents, successors and assigns (as used in this Section 7.3, each a "Purchaser Indemnified Party") against and hold them harmless from all Losses actually incurred by them arising out of the breach of (i) any representation or warranty of the Company contained herein or (ii) any covenant or agreement of the Company contained herein. Anything in Section 7.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Company for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Company describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 7.1, regardless of whether the subject matter of such claim or action shall have occurred before or after such date.

          (b) Subject to Section 9.13, each Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII and hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Company arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including without limitation any such rights, claims or causes of action arising under or based upon common law or otherwise); provided, however, that the preceding clause shall not apply to claims for fraud.

          (c) Except as expressly set forth in this Agreement, the Company is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Purchaser, after consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          SECTION 7.4 Indemnification Procedures. A Purchaser Indemnified Party or a Company Indemnified Party, as the case may be (for purposes of this Section 7.4, an "Indemnified Party"), shall give the indemnifying party under
Section 7.2 or 7.3, as applicable (for purposes of this Section 7.4, an "Indemnifying Party"), prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification hereunder. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing prior to such payment or unless the Indemnifying Party withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this
Section 7.4 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

                                 ARTICLE VIII

                            TERMINATION AND WAIVER

          SECTION 8.1  Termination.

          (a)  This Agreement may be terminated at any time prior to the
     Closing:

               (i) by the mutual written consent of each of the Company and each of the Purchasers; or

               (ii) by any of the Company or any Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining or otherwise prohibiting (A) the issuance and sale and subscription for and purchase of the New Series A Preferred Stock or the New Series B Preferred Stock (B) any of the actions referred to in Section 5.2 and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 8.1(a)(ii) shall not be available to a party unless such party shall have complied with its obligations under Section 5.7 or otherwise used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

               (iii) by any of the Company or any Purchaser, if the Closing shall not have occurred by June 30, 1999; provided, however, that if the waiting period (and any extension thereof) under the HSR Act applicable to any transaction contemplated hereby has not expired or been terminated by such date, such date shall be extended to the date on which such waiting period expires or is terminated; provided further, however, that the right to terminate this Agreement under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

          Time shall be of the essence in this Agreement.

          SECTION 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) that the provisions of this Section 8.2 and Article IX shall survive termination of this Agreement and (b) that nothing herein shall relieve either party from liability for any willful breach hereof.

          SECTION 8.3 Waiver. At any time prior to the Closing, the Company, on the one hand, or the Purchasers acting unanimously, on the other hand, may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

          SECTION 9.1 Expenses. All costs and expenses, including without limitation fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that, if the Closing occurs, all such expenses may be borne by the Company.

          SECTION 9.2 Survival. In addition to the survival periods set forth in Section 7.1, the covenants of the parties that contemplate or may involve actions to be taken after the Closing shall survive until such actions shall have been taken or performed in accordance with their terms.

          SECTION 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.3):

               (A)  if to either of the Company:

               EarthWatch Incorporated
               1900 Pike Road
               Longmont, Colorado 80501-6700
               Telecopy: (303) 682-3808
               Attention: Herbert F. Satterlee, III

               with a copy to:

               Cooley Godward LLP
               2595 Canyon Boulevard, Suite 250

               Boulder, Colorado 80302-6737
               Telecopy: (303) 546-4099
               Attention: James C.T. Linfield, Esq.

               (B) if to MS:

               Morgan Stanley & Co., Incorporated
               1585 Broadway
               New York, New York 10036
               Telecopy: (212) 761-0672
               Attention: Michael Petrick

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Telecopy: (212) 403-2000
               Attention: Scott K. Charles, Esq.

               (C) if to CapRe:

               Capital Research and Management Company
               11100 Santa Monica Blvd., Suite 1500
               Los Angeles, California 90025
               Telecopy: (310) 996-6022
               Attention: David Daigle

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Telecopy: (212) 403-2000
               Attention: Scott K. Charles, Esq.

               (D) if to Ball:

               Ball Technologies Holdings Corp.
               10 Longs Peak Drive
               Broomfield, Colorado
               Telecopy: (303) 460-2691
               Attention: Donald Lewis
               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               333 West Wacker Drive
               Chicago, Illinois 60606
               Telecopy: (312) 407-0411
               Attention: Brian W. Duwe, Esq.

               (E) if to ITT:

               ITT Industries, Inc.
               4 West Red Oak Lane
               White Plains, New York 10604
               Telecopy: (914) 696-2963
               Attention: Martin Kamber

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Telecopy: (212) 455-2502
               Attention: Gary L. Sellers, Esq.

          SECTION 9.4 Public Announcements. Unless otherwise required by applicable law or any stock exchange requirements, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that the Company may make, or cause to be made, announcements in respect of this Agreement or the transactions contemplated hereby to its employees without the consent of any Purchaser.

          SECTION 9.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          SECTION 9.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and each Purchaser with respect to the subject matter hereof.

          SECTION 9.8 Assignment. This Agreement shall not be assigned without the express written consent of the Company and each Purchaser (which consent may be granted or withheld in the sole discretion of the Company or any Purchaser), except that no consent shall be required for any Purchaser to assign its rights and delegate its duties hereunder, in whole or in part, to one or more of its subsidiaries.

          SECTION 9.9  No Third Party Beneficiaries.  Except as provided in
Article VIII, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and each Purchaser.

          SECTION 9.11 Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to the choice of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

          SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof.

          SECTION 9.14 Waiver of Jury Trial. Each of the Company and each Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company or any Purchaser in the negotiation, administration, performance and enforcement thereof.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  EARTHWATCH INCORPORATED

                                  By: /s/ Herb F. Satterlee
                                     ------------------------------------------
                                     Name:  Herb F. Satterlee
                                     Title: President and CEO

                                  MORGAN STANLEY & CO., INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  AMERICAN HIGH-INCOME TRUST
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  AMERICAN VARIABLE INSURANCE
                                  SERIES ASSET ALLOCATION FUND
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]


          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  EARTHWATCH INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  MORGAN STANLEY & CO., INCORPORATED

                                  By: /s/ Michael Petrick
                                     ------------------------------------------
                                     Name:  Michael Petrick
                                     Title: Managing Director

                                  AMERICAN HIGH-INCOME TRUST
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  AMERICAN VARIABLE INSURANCE SERIES ASSET
                                  ALLOCATION FUND
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]


          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  EARTHWATCH INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  MORGAN STANLEY & CO., INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  AMERICAN HIGH-INCOME TRUST
                                  By Capital Research and Management Company

                                  By: /s/ Paul G. Haaga, Jr.
                                     ------------------------------------------
                                     Name:  Paul G. Haaga, Jr.
                                     Title: Executive Vice President

                                  AMERICAN VARIABLE INSURANCE
                                  SERIES ASSET ALLOCATION FUND
                                  By Capital Research and Management Company

                                  By: /s/ Paul G. Haaga, Jr.
                                     ------------------------------------------
                                     Name:  Paul G. Haaga, Jr.
                                     Title: Executive Vice President

                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]


                                  AMERICAN VARIABLE INSURANCE SERIES BOND FUND
                                  By Capital Research and Management Company

                                  By: /s/ Paul G. Haaga, Jr.
                                     ------------------------------------------
                                     Name:  Paul G. Haaga, Jr.
                                     Title: Executive Vice President

                                  AMERICAN VARIABLE INSURANCE SERIES HIGH-YIELD BOND FUND
                                  By Capital Research and Management Company

                                  By: /s/ Paul G. Haaga, Jr.
                                     ------------------------------------------
                                     Name:  Paul G. Haaga, Jr.
                                     Title: Executive Vice President

                                  THE BOND FUND OF AMERICA, INC.
                                  By Capital Research and Management Company

                                  By: /s/ Paul G. Haaga, Jr.
                                     ------------------------------------------
                                     Name:  Paul G. Haaga, Jr.
                                     Title: Executive Vice President

                                  BALL TECHNOLOGIES HOLDINGS CORP.

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  ITT INDUSTRIES, INC.

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:


                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]


                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  AMERICAN VARIABLE INSURANCE SERIES HIGH-YIELD BOND FUND
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  THE BOND FUND OF AMERICA, INC.
                                  By Capital Research and Management Company

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  BALL TECHNOLOGIES HOLDINGS CORP.

                                  By: /s/ Donald W. Vanlandingham
                                     ------------------------------------------
                                     Name:  Donald W. Vanlandingham
                                     Title: President

                                  ITT INDUSTRIES, INC.

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  EARTHWATCH INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  MORGAN STANLEY & CO., INCORPORATED

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  CAPITAL RESEARCH AND MANAGEMENT COMPANY

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  BALL TECHNOLOGY HOLDINGS CORP.

                                  By:
                                     ------------------------------------------
                                     Name:
                                     Title:

                                  ITT INDUSTRIES, INC.

                                  By: /s/ Martin Kamber
                                     ------------------------------------------
                                     Name:  Martin Kamber
                                     Title: Senior Vice President

                [SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT]

                                EXHIBIT 2.2(h)

           [Attached as Exhibit 4.1 to this Registration Statement.]

                                EXHIBIT 2.2(i)

          [Attached as Exhibit 10.1 to this Registration Statement.]

                               EXHIBIT 5.2(b&c)

           [Attached as Exhibit 3.1 to this Registration Statement.]

                                EXHIBIT 5.2(d)
                                --------------

                 Adjustment of Existing Derivative Securities

          As of the Closing, each Existing Derivative Security that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Existing Common Stock or Existing Preferred Stock and shall be reclassified automatically into an option or warrant, as the case may be, to purchase shares of New Series C Preferred Stock (each a "New Derivative Security") in an amount and at an exercise price determined as provided below (and otherwise subject to the Company's Existing Stock Option Plan and the Warrant Agreement any other agreement governing Existing Derivative Securities, as applicable, under which the Existing Derivative Securities were issued).

          The number of shares of New Series C Preferred Stock to be subject to a New Derivative Security shall be equal to the product of (i) the number of shares of Existing Common Stock or Existing Preferred Stock subject to the Existing Derivative Security immediately prior to the Closing and (ii) and the Existing Derivative Security Reclassification Ratio (as defined below); provided, that any fractional shares of New Series C Preferred Stock from such multiplication shall be rounded to the nearest whole share; provided, however, that in the case of any Existing Derivative Security to which Sections 422 and 423 of the Code, applies by reason of its qualification under any of Sections 422-424 of the Code, the Company shall cause the exercise price, the number of the shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined in a good faith effort to comply with
Section 424(a) of the Code.

          The exercise price per share of New Series C Preferred Stock under a New Derivative Security shall be equal to the exercise price per share of Existing Common Stock or Existing Preferred Stock under the original Existing Derivative Security immediately prior to the Closing divided by the Existing Derivative Security Reclassification Ratio; provided, that such exercise price shall be rounded to the nearest whole cent; provided, however, that in the case of any Existing Derivative Security to which Sections 422 and 423 of the Code, applies by reason of its qualification under any of Sections 422-424 of the Code, the Company shall cause the exercise price, the number of the shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined in a good faith effort to comply with Section 424(a) of the Code.

          For purposes of this Exhibit 5.2(d), the "Existing Derivative Security Reclassification Ratio" shall equal (i) 0.210 in the case of Existing Derivative Securities for which Common Stock is the underlying security and (ii) 0.441 in the case of Existing Derivative Securities for which the Company's existing Series A Participating Preferred Stock is the underlying security.

                                  EXHIBIT 5.5
                                  -----------

                                                                           DRAFT

                            EARTHWATCH INCORPORATED
        QUICKBIRD 1 SATELLITE LAUNCH AND IN-ORBIT OPERATIONS INSURANCE

                                 DECLARATIONS

1.   Insured

     EarthWatch Incorporated

2.   Insured's Address

     1900 Pike Road
     Longmont, Colorado 80501-6700
     United States of America

3.   Losses Payable

     Losses under this Policy shall be adjusted with the Insured and shall be payable to the Collateral Agent, or to its order. The Insurers consent, agree and acknowledge that the Collateral Agent has been granted a security interest in all of the Insured's right, title and interest under this Policy as collateral security for the payment and performance of the Insured's obligations to the Secured Parties.

4.   Policy Period

     Thirty-six (36) months, commencing at 12:01 am local time at the Insured's Address on March 15, 1999.

5.   Amount of Insurance

     The maximum Amount of Insurance for the Satellite declared hereon is US$265,000,000. The minimum Amount of Insurance for the Satellite shall be US$200,000,000. The declared Amount of Insurance for a Satellite shall be advised to Insurers no later than thirty (30) days before Attachment of Risk for the Satellite is expected to occur.

6.   Attachment of Risk

     Risk of loss under this Policy shall attach for each Satellite separately at Intentional Ignition, provided Intentional Ignition occurs during the Policy Period.

7.   Termination of Risk

     Risk of loss under this Policy shall terminate for the Satellite upon the earliest of the following:

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                                                                           DRAFT

     a. in the event of Terminated Ignition, upon Launch Termination, subject to Condition 23. (Reinstatement of Coverage and Reattachment of Risk Following Terminated Ignition); or

     b. at 12:01 AM local time at the Insured's address on the day which is twenty-four (24) months following Attachment of Risk; or

     c. when the Satellite is agreed to be a Total Loss under this Policy; or

     d. when agreed claims under this Policy for the Satellite equal the Amount of Insurance for the Satellite; or

     e.   at the expiration of the Policy Period.

     In the event a launch occurs within the Policy Period but insufficient time remains for b. above to occur before the Policy Period expires, the Insurers agree to extend the Policy Period to expire upon b., c., or d. above.

8.   Premium

     Premium for the Satellite shall be calculated by multiplying the declared Amount of Insurance by the premium rate of thirteen and one-tenth percent (13.1%). The premium for the Satellite shall be discounted an annual rate of blank percent (XX%) representing the net present value of money for the premium due at the time of policy issuance.

     The premium for the mission is deemed fully earned at Attachment of Risk, subject to Condition 23. (Reinstatement of Coverage and Reattachment of Risk Following Terminated Ignition).

     Premium for the Satellite shall be payable as follows:

     a. A premium for $56 million is due for the currently declared Amount of Insurance of the Satellite shall be payable no later than thirty (30) days after inception of the Policy,

     b. A deposit premium of five percent (5%) of the remaining premium due for the Satellite shall be payable no later than thirty (30) days after inception of the Policy,

     c. Seventy-five percent (75%) of the balance premium due for the Satellite shall be payable no later than thirty (30) days before Attachment of Risk is expected to occur,

     d. Ten percent (10%) of the premium due for the Satellite shall be payable one hundred twenty (120) days after Attachment of Risk occurs, and

     e. Ten percent (10%) of the premium due for the Satellite shall be payable three hundred sixty-five (365) days after Attachment of Risk occurs.

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                                                                           DRAFT

     Full premium for the Satellite is due in the event of a Total Loss.

     Should the launch of the Satellite be canceled or delayed beyond the Policy Period before its Attachment of Risk, the Insurers recognize that risk will not attach under this Policy. In this case, the Insurers agree to return to the Collateral Agent any premium paid, without interest, within thirty (30) days of notification from the Insured that the launch has been canceled or will be delayed beyond the Policy Period. Upon return of said premium, this Policy shall be deemed null and void.

     If the premium has been paid to the Insurers, and the Satellite's scheduled launch date is delayed more than three (3) calendar months from its last advised scheduled launch date, at the Insured's request, the Insurers will return ninety percent (90%) of the premium without interest. The return premium will be paid by the Insurers to the Collateral Agent within thirty
     (30) days from the date they receive the Insured's written request for such return. The remaining ninety percent (90%) of the premium due for the Satellite will again become payable thirty (30) days before the rescheduled launch date for the Satellite.

9.   Launch Schedule

     The preliminary Launch Schedule is as follows:

     -------------------------------------------------------
     Satellite      Launch Vehicle     Scheduled Launch Date
     -------------------------------------------------------
     QuickBird-1        Cosmos               Q4 1999
     -------------------------------------------------------

10.  Franchise

     For the Satellite, a fifteen percent (15%) franchise shall apply to each and every loss and in the aggregate of the declared Amount of Insurance for the Satellite, but shall not apply to Total Loss.

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                                                                           DRAFT

                              INSURING AGREEMENT

In consideration of the payment of the Premium, in reliance upon the statements in the Declarations and in the Underwriting Information provided to the Insurers, and subject to all of the terms, conditions, limitations and exclusions of this Policy, the Insurers agree as follows for the Satellite:

     a. In the event of a Terminated Ignition that results in damage to the Satellite, to indemnify the Insured up to the applicable Amount of Insurance for all costs resulting from the Terminated Ignition which are directly incurred by the Insured in testing, de-mating the Satellite from the Launch Vehicle, Satellite defueling operations, disassembling, inspecting, transporting, repairing, refurbishing, storing, assembling and integrating, retesting and restoring the Satellite to flightworthy condition, such that a subsequent Intentional Ignition can occur; and/or

     b. In the event of a Partial Loss due to an occurrence between Attachment of Risk and Termination of Risk, to indemnify the Insured the applicable Partial Loss Amount under provision of Definition 10.a. (Partial Loss) or to indemnify the Insured for any loss or damage under the provision of Definition 10.b. (Partial Loss); and/or

     c. In the event of a Total Loss due to an occurrence between Attachment of Risk and Termination of Risk, to pay the Insured the Amount of Insurance stated in Declaration 5 (Amount of Insurance).

Except as provided for Condition 23. (Reinstatement of Coverage and Reattachment of Risk Following Terminated Ignition) and in Condition 21 (Corrective Measures) of this Policy, in no event shall the total amount paid for claims under this Policy exceed the Amount of Insurance as stated in Declaration 5 (Amount of Insurance) of this Policy.

A loss shall not be covered under this Policy unless the event giving rise to such loss has manifested itself by telemetry or payload performance data or lack thereof, or any other ground measurement, recorded between Attachment of Risk and Termination of Risk and the Insured has filed a proof of loss with the Insurers in respect of such loss in accordance with Condition 3 (Insured's Duties) of this Policy.

In the event of a loss under this Policy where a Satellite can be operated in any one of several configurations, the configuration to be used in calculating the Projected Commercial Value shall be that which minimizes the claim and that which allows the Insured to use the Satellite for its intended commercial purposes.

In the event the Insured has previously been indemnified for a loss on a Satellite under this Policy, the amount of indemnity for a subsequent loss on that Satellite shall be adjusted to eliminate any duplicative recovery for loss.

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                                                                           DRAFT
                                  DEFINITIONS

1.   Contract

     "Contract" means, as applicable:

     a. the Contract for QuickBird Spacecraft number SE.1M.PRJ.0004.A, dated June 9, 1998 between Ball Aerospace & Technologies Corp. and the Insured including Amendments and Exhibits attached thereto;

     b. the Agreement for QuickBird Sensor Subsystem number SE.1M.SSS.002.A dated October 14, 1996 between Eastman Kodak Company and the Insured including Attachments and Amendments attached thereto;

     c. the Agreement for EarthWatch QuickBird Solar Array Assembly number SE.1M.EPS.004 dated August 27, 1997 between Fokker Space B.V. and the Insured including Attachments and Amendments attached thereto, and including any subsequent change, revision, amendment, waiver, modification or other executed agreement the Insurers have accepted in writing in accordance with Condition 18 (Material Changes), which acceptance shall not be unreasonably withheld.

2.   Intentional Ignition

     a. "Intentional Ignition" means the issuance of the launch command from the launch sequencer.

3.   Launch Services Agreement

     "Launch Services Agreement" means the launch services agreement dated July 1, 1998 between the Insured and the Launch Services Contractor, and including any subsequent change, revision, amendment, waiver, modification or other executed agreement the Insurers have accepted in writing in accordance with Condition 18 (Material Changes), which acceptance shall not be unreasonably withheld.

4.   Launch Services Contractor

     "Launch Services Contractor" means United Start Corporation.

5.   Launch Vehicle

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     a.  "Launch Vehicle" means the Cosmos launch vehicle designated by the
         Insured and to be used for the launch of the Satellite in accordance with the Launch Services Agreement.

6.   Satellite

     "Satellite" means the QuickBird-1 spacecraft manufactured and to be launched pursuant to the Contract and respective Launch Services Agreement.

7.   Satellite Performance Specifications

     "Satellite Performance Specifications", also referred to as the "SPS", means the collection of documents which represent the flowdown of requirements to various subsystems from a single, top-level, set of specifications.

8.   Terminated ignition

     "Terminated Ignition" shall mean that, following Intentional Ignition, launch does not occur and the launch pad is declared by the launch vehicle services contractor to have been returned to the level of safety equivalent to that which existed immediately prior to Attachment of Risk. The effective moment of such Terminated Ignition is the moment when the pad reaches such level of safety.

9.   Underwriting Information

     "Underwriting Information" means the documentation provided to the Insurers by the Insured with respect to the subject matter of this Policy.

10.  Partial Loss

     "Partial Loss" means:

     a. the Projected Commercial Value is less than the Design Commercial Value but where the Satellite is not a Total Loss; or

     b. such other loss not contemplated by paragraph a. of this Definition, in which event the Insured shall clearly establish the alternative basis for such claim and in which case the Insured, using reasonable judgment and after examining all the technical alternatives for correcting the failure, demonstrates that the Satellite cannot be used for its intended commercial purposes.

11.  Partial Loss Amount

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                                                                           DRAFT

     "Partial Loss Amount" means in the event of a Partial Loss due to an event occurring between Attachment of Risk and Termination of Risk, to indemnify the Insured in an amount calculated as follows:

     Partial Loss Amount = (Amount of Insurance) * (PLF)

     Where

     PLF means Partial Loss Fraction

12.  Partial Loss Fraction

     "Partial Loss Fraction" means the value determined by the formula:

     PLF = 1 - (PCV/DCV)

     Where

     PLF means Partial Loss Fraction
     PCV means Projected Commercial Value
     DCV means Design Commercial Value

13.  Projected Commercial Value

     "Projected Commercial Value" means the commercial value over the 5-year mission life predicted at some intermediate point during the Satellite's lifetime. It is the sum of the Achieved Commercial Value at that time plus the remaining value extrapolated using the Satellite's performance values at that time. It is determined according to the following formula:

     PCV = ACV + (INST\\OUTPUT\\ X BUS\\THROUGHPUT\\ X RL\\ORBITS\\)

     where

     PCV means Projected Commercial Value
     ACV means Achieved Commercial Value
     INST\\OUTPUT\\ means Instrument Output
     BUS\\THROUGHPUT\\ means Bus Throughput
     RL\\ORBITS\\ means Remaining Lifetime

14.  Achieved Commercial Value

     "Achieved Commercial Value" means the commercial value of the spacecraft calculated at some intermediate point during the spacecraft's lifetime and is determined according the formula:

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                                                                           DRAFT
           n = actual
     ACV = [sigma] INST\\OUTPUT\\(n) X BUS\\THROUGHPUT\\(n) n = 1

     Where

     ACV means Achieved Commercial Value
     INST\\OUTPUT\\ means Instrument Output
     BUS\\THROUGHPUT\\ means Bus Throughput
     (n) means the respective values for each orbit to the intermediate point

15.  Design Commercial Value

     "Design Commercial Value" means the full value of the Satellite in terms of its imaging potential assuming it performs according to the SPS over its 5-year mission life and determined according to the formula:

     DCV = INST\\OUTPUT\\ X BUS\\THROUGHPUT\\ X DL\\ORBITS\\

     Where

     DCV means Design Commercial Value
     INST\\OUTPUT\\ means Instrument Output
     BUS\\THROUGHPUT\\ means Bus Throughput
     DL\\ORBITS\\ means Design Lifetime

16.  Design Lifetime

     "Design Lifetime" means the amount of time expressed in orbits that the Satellite is expected to successfully operate on its intended orbit and is defined as a number between zero (0) and 27,200 and which shall be advised to Insurers no later than thirty (30) days before Launch.

17.  Remaining Lifetime

     "Remaining Lifetime" means the amount of time expressed in orbits that the Satellite is expected to successfully operate on its intended orbit from a specified moment in time and is defined as a number between zero (0) and 27,200.

18.  Bus Throughput

     "Bus Throughput" means a normalized measure (from 0 to 1) of the Satellite's ability to support the acquisition, on-board storage, and transmission of commercially usable imagery and is determined by the following formula:

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                                                                           DRAFT

          BUS\\THROUGHPUT\\ =  N\\events\\
                               -----------
                                   19

     where N\\events\\ is the number of imaging events the spacecraft is able to complete successfully during the 23.5 minute imaging period of the design imaging sequence of the Satellite.

19.  Instrument Output

     "Instrument Output" means the commercially useful image width that the instrument can produce. The panchromatic band is worth four times the collective multispectral bands, so that INST\\OUTPUT\\ is determined by the following formula:

     INST\\OUTPUT\\ = 0.8 x NS\\pan\\ + 0.05 X NS\\blue\\ +0.05 X NS\\green\\ +0.05 X NS\\red\\ +0.05 X NS\\NIR\\

     Where

     NS means Normalized Size
     NS\\pan\\ means Normalized Size of the panchromatic band
     NS\\blue\\, NS\\green\\, NS\\red\\ and NS\\NIR\\ mean Normalized Size of the multispectral bands

20.  Normalized Size

     Normalized Size means the size of an image relative to its design width. It is measured in each individual band (pan, blue, green, red, or NIR), and is given by the following formula:

     NS\\XXX\\ = Largest number of contiguous taps in band xxx that meet image quality reqts.
                 --------------------------------------------------------------
                            Total number of taps in band xxx

     An NS value of 1 represents a full-width image, whereas an NS value of 0.5 represents a half-width image.

     The normalized image size NS counts the number of contiguous taps which meet minimum image quality requirements. A tap will meet the minimum image quality requirements if the following criteria for M\\band\\ and N\\ID\\ are met:

     M\\band\\ > 3, where M\\band\\ =         A X T X MTF\\Nvq\\
                                      ---------------------------------
                                      square root (B X T + n/2/\\RMS\\)
     In this equation:

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                                                                           DRAFT

     T           =  the ratio of the average response of the band for a given
                    Earth radiance to the pre-launch value;

     MTF\\Nyq\\  =  the band MTF at the so-called Nyquist frequency (a spatial frequency equal to 1/2 times the reciprocal of the detector spacing) for that band;

     n\\RMS\\    =  the number of root-mean-square (RMS) counts of temporal noise from the sensor in that band with no significant illumination;

     A, B        =  constant values specific to each band, given in Table 1.

        Pan      Blue     Green      Red     NIR
--------=========================================
A        129     42.1      75.6     71.6     76.1
-------------------------------------------------
B       3.90     1.64      2.17     1.49     1.23
-------------------------------------------------

        Table 1. Parameters for image quality equation.

     M\\band\\ is a close approximation to the low-light SNR x MTF specification given in the Spacecraft Performance Specification.

     and

     N\\ID\\, where N\\ID\\ represents the number of inoperable detectors

21.  Total Loss

    "Total Loss" means:

    a.   the complete loss, destruction or failure of the Satellite; or

    b. a loss or failure such that the Projected Commercial Value is reduced to be less than thirty-four percent (34%) of the Design Commercial Value.

22.  Collateral Agent

     "Collateral Agent" means The Bank of New York, a New York banking corporation, having its principal corporate trust office at 101 Barclay Street, Floor 21 West, New York, New York 10286 in its capacity as collateral agent for itself and for the ratable benefit of the other Secured Parties, and its successors and assigns.

23.  Secured Parties

     "Secured Parties" means the Collateral Agent, the Existing Notes Indenture Trustee, any Permitted Specified Indebtedness Representative and any holders or other obligees from time to time of the Existing Notes Obligations or any Permitted Specified Indebtedness Obligations, all

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                                                                           DRAFT

as defined in the Collateral Pledge and Security Agreement between the Insured and The Bank of New York dated as of April 8, 1999 as from time to time amended or otherwise modified.

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                                                                       DRAFT
                                  EXCLUSIONS

This Policy does not apply to loss, damage or failure caused by or resulting from:

1. War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

     a.   any government or sovereign power (de jure or de facto);
     b.   any authority maintaining or using a military, naval or air force;
     c.   any military, naval or air force; or
     d.   any agent of such government, power, authority or force.

2. Any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams.

3. Insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government or governmental authority in hindering, combating or defending against such an occurrence, whether there be a declaration of war or not.

4. Confiscation by order of any government or governmental authority or agent (whether secret or otherwise) or public authority.

5. Nuclear reaction, nuclear radiation or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment.

6. Electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference.

7. Willful or intentional acts of the Insured and/or its contractors or subcontractors designed to cause loss or failure of a Satellite and/or Launch Vehicle except for the acts of the range safety officer acting within the limit of his authority; however, this exclusion shall not apply to actions of any employees, contractors or subcontractors of the Insured while acting outside of their authorized responsibilities, or without the knowledge of the Insured.



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                                                                       DRAFT

                                  CONDITIONS

1.   Declarations

     By the acceptance of this Policy, the Insured agrees that the statements in the Declarations and the Underwriting Information are its agreements and representations, and are, to the best of its knowledge and belief, true, and that this Policy is issued in reliance upon such agreements and the truth of such representations. This Policy embodies all agreements existing between the Insured and the Insurers.

2.   Due Diligence

     The Insured shall use due diligence and do and concur in doing all things practicable to avoid or diminish any loss under this Policy and shall act at all times as if uninsured.

3.   Insured's Duties

     In the event of an occurrence likely to result in a claim with respect to the Satellite under this Policy, the Insured or the Collateral Agent on behalf of the Insured shall:

     a. file a notice of occurrence with the Insurers. The notice of occurrence shall:

          i. be in writing and contain sufficient particulars to identify the Insured and all reasonably obtainable information describing the circumstances of the occurrence as appropriate; and

         ii. be filed with the Insurers as soon as possible but not later than the earlier of:

               A. thirty (30) days after the officers and/or the program manager of the Insured become aware of the occurrence; or

               B.   thirty (30) days after the applicable Termination of Risk;
                    and

     b. if a claim is to be made with respect to the Satellite, file a proof of loss with the Insurers as soon as practicable but in any event no later than one hundred and eighty (180) days after filing the applicable notice of occurrence with the Insurers.

     The proof of loss shall:

     i. state the date, time, nature and probable cause of each occurrence that results in a claim;
     ii.  state the basis for the amount of the claim;
     iii. establish the occurrence by telemetry data or lack thereof, or any other ground measurement, recorded between Attachment of Risk and Termination of Risk;
     iv.  be signed and sworn to by an officer of the Insured;


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     v.   be notarized as to the signatory of the proof of loss; and
     vi. include such other information as the Insurers may reasonably require or request, in accordance with Condition 4 (Access to Information).

The Insurers shall accept, reject, or request further clarification regarding a filed proof of loss within thirty (30) days of its receipt.

4.  Access To Information

The Insured shall respond to all specific reasonable requests from the Insurers regarding the design, test, manufacturing, quality control and performance information available to the Insured relating to the subject matter of this Policy. Information provided in accordance with this Condition and relating solely to technical aspects of the QuickBird 1 Satellite shall not be provided to the Collateral Agent in accordance with Condition 24, unless the Collateral Agent specifically requests such information. In the event that the Collateral Agent requests such information, the Insured shall have no obligation to provide such should the provision of such be contrary to U.S. law and regulations.

     In the event that a notice of occurrence is filed under Condition 3 (Insured's Duties), the Insured shall do the following:

     a. conduct review sessions with the Insurers to discuss any issues relating to the occurrence;

     b. be diligent in securing the Insurers' access to all information used in or resulting from any investigation or review of the causes or effects of the loss or failure; and

     c. make available for inspection and copying all information necessary to establish the loss and verify the accounting methods employed to compute any return or recovery claim payment.

     To the extent that any information requested by the Insurers in accordance with this Condition is subject to proprietary information non-disclosure agreements or, disclosure restrictions under any export license issued by the United States government in connection with the Contract or any contract between the Insured and its contractors or subcontractors, the Insured shall use its best efforts to obtain such information.

5.   Claims Payment

     Payment for a loss shall be made within sixty (60) days after the Insurers agree to the applicable Proof of Loss.

     The Amount of Insurance for the Satellite will be reduced by the amount of any claim payment previously made to the Insured in respect of such Satellite.


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                                                                        DRAFT

6.   Net Present Value

     All losses which relate to the future rather than to the present operation of the Satellite will be calculated by discounting from the day the proof of loss is agreed to the first day each loss is expected to materialize. Discounting will be performed to the time of agreement of the proof of loss discounting the amount of the agreed claim. The interest rate to be used for discounting shall be the yield on U.S. Treasury bills of one (1) year maturity as of the date of the agreement of the proof of loss.

7.   Arbitration

     Any dispute arising from this Policy, including any question regarding its existence, validity or termination, shall be referred by the Insured and/or the Insurers to be finally settled by arbitration pursuant to the Rules of the American Arbitration Association by a majority decision of three (3) arbitrators appointed in accordance with the said Rules of Arbitration.

     Each party to the dispute shall bear the expense of preparing and presenting its own case, regardless of the outcome of the arbitration. The expense of the arbitration shall be equally divided between such parties.

     The place of arbitration shall be Denver, Colorado, United States of America and the language of the arbitration shall be English.

8.   Abandonment

     In the event of loss, there shall be no abandonment of any property to the Insurers unless the Insurers give their written consent.

9.   Subrogation

     To the extent of any claim payment under this Policy, the Insurers shall be subrogated to all of the Insured's rights of recovery thereof against any person or organization. The Insured shall do nothing to prejudice such rights and shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The Insured shall cooperate with the Insurers and, upon the Insurers' request, and at the Insurers' expense, shall assist in effecting settlement, securing evidence, and in the conduct of suits.

     The Insurers agree not to exercise rights of subrogation against any subsidiary or affiliated company of the Insured or any Company managed by the Insured; and the Insurers agree not to exercise rights of subrogation, to the extent the Insured has waived rights in written contracts prior to Attachment of Risk, against United Start Corporation, Lockheed Martin Astronautics, Ball Aerospace & Technologies Corp., Kodak, Fokker or any of their respective governments, contractors or sub-contractors.


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     After inception of the Policy, the Insured shall not agree to any further waiver of rights of recovery under the terms of the Contract or under the terms of any future contracts relating to the subject matter of this Policy without the prior written consent of the Insurers.

10.  Changes

     Notice to or knowledge possessed by any agent or other person shall not effect a waiver or change in any part of this Policy nor estop the Insurers nor the Insured from asserting any right under the terms of this Policy.

     The terms of this Policy may be waived or changed only upon mutual agreement between the Insured, Collateral Agent and the Insurers and evidenced by an endorsement issued by the Insurers to form a part of this Policy.

11.  Assignment

     The Insurers shall not be bound by any assignment of interest under this Policy unless the Insured obtains the written agreement of the Insurers before assignment. Notwithstanding, the foregoing, Insurers acknowledge that Insured, pursuant to the Collateral Pledge Agreement by and among The Bank of New York and EarthWatch Incorporated, shall assign all of Insured's rights in and to the proceeds under this Policy, effective as of the time this Policy takes effect; and Insurers consent to and waive notice of such assignment.

12.  Misrepresentation and Fraud

     This Policy shall be null and void if the Insured knowingly conceals or misrepresents, in writing or otherwise, any material fact or circumstance concerning the insurance provided under this Policy or the subject matter hereof.

     This Policy shall also be null and void if the Insured defrauds or attempts to defraud the Insurers whether before or after loss.

     In the event of this Policy being declared null and void by the Insurers in accordance with their rights pursuant to this Condition, the Insurers shall notify the Insured in writing and this Policy will become null and void ab initio.

13.  Cancellation

     This Policy may be canceled only by mutual agreement between the Insured, the Collateral Agent and the Insurers, or unilaterally by the Insurers for non-payment of Premium.

     In the event of non-payment of Premium, the Insurers shall provide written notice to the Insured and the Collateral Agent of such cancellation stating a date when, not less that fifteen (15) days thereafter, such cancellation shall be effective. In the event the due Premium is paid in full within the notice period, the applicable notice of cancellation by the


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

                                                                           DRAFT

     Insurers shall cease to have any force or effect. In the event of non-payment of Premium, the Collateral Agent shall have the right, but not the obligation, to the pay the Premium on behalf of the Insured.

14.  Return of Claim Payment

       Where:

     a.   a claim payment has been made under this Policy; and

     b. the Insurers and the Insured subsequently agree in writing to reduce or eliminate the claim because of events occurring after payment of the claim by the Insurers,

     the Insured shall return to the Insurers, within thirty (30) days of such an agreement, all amounts, without interest, by which the claim has been reduced or eliminated.

     Reasonable sums expended by the Insured to reduce or eliminate the loss shall be deducted from any claim payments returnable to the Insurers pursuant to this Condition. The applicable Amount of Insurance will be reinstated to the extent of the agreed amount by which the claim has been reduced or eliminated from the date of the occurrence giving rise to such claim.

15.  Salvage

     In the event a claim for loss is paid hereunder, the Insurers shall have, at their option, the right to receive the maximum salvage, if any, from or title to the Satellite in the event the Insurers have paid a claim for a Total Loss, or salvage from the portion of the Projected Commercial Value for which a claim for Partial Loss has been paid.

     With the written consent of Insurers the Insured may continue to operate that portion of capacity of the Satellite for which a claim for a Partial Loss is paid hereunder. In such event, the Insurers shall receive ten percent (10%) of the gross operating revenue from that portion of capacity of the Satellite for which a claim has been paid hereunder or fair market value of equivalent goods or services derived with respect to such capacity after the said loss is paid, up to the amount of the payments made by the Insurers in respect of such capacity of the Satellite under this Policy.

     In the event the Insured with the consent of the Insurers sells, leases or otherwise disposes of the Satellite for which a claim for Total Loss is paid hereunder or a portion of Satellite life or capacity for which a claim for Partial Loss is paid hereunder, the Insurers shall receive ninety percent (90%) of the proceeds of the sale, up to the amount of payment made by the Insurers for the Satellite or portion of the Satellite life or capacity for which a claim was paid under this Policy. The Insured shall be permitted to deduct from any such sale proceeds any reasonable costs incurred by the Insured with the consent of the Insurers directly related to such sale.


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                                                                           DRAFT

     The Insurers acknowledge and agree that in the event the Insurers have paid a claim for a Total Loss and the Satellite is offered for sale pursuant to the exercise of the Insurers' rights under this Condition, they shall meet with the Insured for discussions about the business and financial issues associated with the offer for sale, including the following conditions:

     a. for a period of six (6) months from the date when the Insurers notify the Insured in writing they plan to sell the Satellite, the Insurers shall offer the Insured the first right of refusal for the purchase of the Satellite in respect of any offer to purchase the Satellite received from a bona fide purchaser;

     b. the exercise of such rights by the Insurers will be limited by the rights of the Insured pursuant to the Contract; and

     c. the Insured shall, subject to the Contract, provide to the Insurers such documents as are reasonably necessary to operate the Satellite and/or sell the Satellite to a third party provided that the Insurers and/or third party purchaser of the Satellite execute non-disclosure agreements required by the owners of such documents and comply with any export license issued by the U. S. Government relating to the Satellite.

16.  Use of the Satellite After Loss

     The Insured may use the Satellite and/or that portion for which a claim for Total and Constructive Total Loss or Partial Loss is paid hereunder for scientific and/or incidental communications purposes that do not produce operating revenue or income of any nature. Such use shall:

     a.   be subject to the prior written agreement of the Insurers; and

     b. not reduce claim payments made by the Insurers or affect salvage paid under this Policy.

17.  Titles

     The titles of the various sections and paragraphs of this Policy, and of any endorsements or supplemental agreements attached to or incorporated into this Policy, are inserted solely for convenience and shall not be deemed to limit or otherwise affect the terms contained in the paragraphs to which they relate.

18.  Material Changes

     If the Insured shall:


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                                                                       DRAFT

     a. waive or modify any of the material technical specifications or requirements of the Contract(s), the Satellite Performance Specifications and\or Launch Service Contract(s); or

     b. become aware of any material change in any of the Underwriting Information previously provided to the Insurers; or

     c.   change, revise or amend the Contract(s),

     the Insured shall promptly notify Insurers of any change, waiver, modification, revision and\or amendment. The Insurers shall have the right to review all of the terms and conditions of this Policy with the Insured and to the extent any change, waiver, modification, revision and\or amendment results in a material increase in risk of loss or material change in insurable interest under this Policy, to re-negotiate the affected terms under this Policy.

     In the event any change, waiver, modification, revision and\or amendment results in a material increase in risk of loss or material change in insurable interest under this Policy, Insurers shall promptly notify the Insured to this effect.

     If the Insured does not so notify the Insurers of any change, waiver, modification, revision or amendment as required above, any loss resulting directly from any change, waiver, modification, revision and\or amendment shall not be covered by this Policy.

     Total Loss or Partial Loss or change in the operating status of the Satellite which occurs after Attachment of Risk will not be considered a material change in information for the Satellite.

19.  Governing Law

     This Policy shall be governed by and construed in accordance with the laws and regulations of the State of Colorado, United States of America and without regard to its choice of law provisions.

20.  Other Insurance

     With prior approval of the Insurers and the Collateral Agent, the Insured may secure other in-orbit operations insurance for the Satellite provided that, in the event the Insured recovers on claims in respect of the Satellite under one or more policies for which the Insured also recovers under this Policy, the Insured's recovery under this Policy shall be reduced by a proportional amount reflecting such other recoveries.

21.  Corrective Measures


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                                                                       DRAFT

     If, in the opinion of the Insurers, a loss covered by this Policy can be reduced or eliminated by changes to ground installations, computer software or other measures of a similar nature to be undertaken at the Insurers' sole cost and expense, the Insured agrees to discuss the feasibility of such corrective measures with the Insurers.

     In the event the Insured agrees to take the corrective measures as stated above but such measures do not achieve satisfactory correction of or compensation for the loss, the Insurers will bear the necessarily incurred cost and expense in addition to the applicable Amount of Insurance or, in the event of Partial Loss, in addition to the amount of claim payable.

22.  Inspection And Audit

     In the event that the Insured makes a claim under this Policy, subject to Condition 4 (Access to Information), the Insurers, through their authorized representative, shall be privileged to inspect the books and records of the Insured pertaining to the subject matter of this insurance during the Policy Period or within a period of up to three years after a claim is made under this Policy.

23. Reinstatement of Coverage and Reattachment of Risk following Terminated Ignition

     a. In the event of a Terminated Ignition such that a subsequent Intentional Ignition can occur for the affected Satellite during the Policy Period and there is no damage to either the Launch Vehicle or the Satellite, the Insurers agree to reattach coverage under this Policy if the Insured provides the Insurers as its certification, certification it has received from the launch vehicle services contractor and the Satellite manufacturer that, to the best of the launch vehicle services contractor's and Satellite manufacturer's knowledge and belief, no damage to the Launch Vehicle or the Satellite, respectively, has occurred and the Satellite and Launch Vehicle are in flightworthy condition.

     b. In the event of a Terminated Ignition which results in damage to either the Satellite or the Launch Vehicle but not is not a Total Loss, such that a subsequent Intentional Ignition can occur during the Policy Period the Insurers agree to reattach coverage under this Policy if the Insured provides the Insurers as its certification, certification it has received from the Satellite manufacturer and the launch vehicle services contractor that the damage has been satisfactorily repaired, and that to the best of such manufacturer's and contractor's knowledge and belief the Satellite and Launch Vehicle are in flightworthy condition.

     c. In the event of a Terminated Ignition which results in a claim under this Policy but not a Total Loss, such that a subsequent Intentional Ignition can occur prior to expiry of the Policy period and (b) above is satisfied, Insurers upon written notification from the Insured prior to reattachment agree to reinstate the Amount of Insurance if the Insured pays the Insurers an additional premium calculated at the basic premium rate stated in Declaration 8 applied to the amount of indemnification paid under the

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

                                                                        DRAFT

          Insuring Agreement. In such event, the additional premium shall be due and payable as soon as practicable, but no later than three (3) business days following the reattachment.

     d. In the event of a Terminated Ignition such that the Insured determines that a subsequent launch will not occur under this Policy for the affected Satellite, this Policy shall terminate with respect to said Satellite and;

               i)        In the event the Insured does not make a claim for loss
                    arising between Attachment of Risk and said Terminated Ignition the Insurers will retain premium calculated at a rate of 0.50% applied to the applicable Amount of Insurance and return all other premium received hereunder for the Satellite, without interest, within thirty (30) days from the date the Insurers are advised accordingly by the Insured; or

               ii)       In the event the Insured has made a claim for loss
                    arising between Attachment of Risk and said Terminated Ignition, the Insurers will earn full premium for the Satellite.

24.  Notices

Unless otherwise provided for in this Policy, all written communications under this Policy, including but not limited to copies of the policy, correspondence, notices, consents, and requests, shall be addressed as follows:

a.   If to the Insured:

     EarthWatch Inc.
     Attention: Director of Contracts
     1900 Pike Road
     Longmont, CO 80501-6700
     USA
     Facsimile:     +1-303-682-3848

b.   If to the Insurers:

     [Address of Insurers to be inserted]

and:

     Willis Corroon Inspace
     6700 Rockledge Drive
     Bethesda, MD 20817
     USA
     Facsimile:     +1-301-897-8603.

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

                                                                      DRAFT

Unless otherwise provided for in this Policy, the Collateral Agent shall receive copies of all written communications sent to or received by the Insured. Such Copies shall be delivered to:

     The Bank of New York
     Attention: Corporate Trust Administration
     101 Barclay Street, Floor 21 West
     New York, New York 10286
     USA
     Facsimile: +1-212-815-5915

Where practical, all notices shall be given by facsimile transmission unless adequate notice can be given by registered mail.

Notice to Collateral Agent includes receipt of the sole original policy as executed by the Insurers and the Insured. Such original shall be provided by Willis Corroon Inspace.

25.  Negotiation of Claims

In the event that the Insurer disputes a claim or a claimed amount submitted under the Policy, the Insured cannot agree to a compromise of the claim or a claimed amount without the consent of the Collateral Agent.

                                   * * * * *


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

                                 EXHIBIT 5.16
                                 ------------

                           GENERAL RELEASE AGREEMENT
                           -------------------------

          GENERAL RELEASE AGREEMENT, dated as of _________ __, 1999 (this "Release"), by and between Ball Technologies Holdings Corp., a Colorado corporation ("Ball Technologies"), and the Person named as "Releasor" on the signature page hereto (the "Releasor").

          WHEREAS, Ball Technologies, EarthWatch Incorporated, a Delaware corporation (the "Company"), Morgan Stanley & Co., Incorporated, a Delaware corporation, American High-Income Trust, a Massachusetts business trust, American Variable Insurance Series Asset Allocation Fund, a Massachusetts business trust, American Variable Insurance Series Bond Fund, a Massachusetts business trust, American Variable Insurance Series High-Yield Bond Fund, a Massachusetts business trust, The Bond Fund of America, Inc., a Maryland corporation, and ITT Industries, Inc., an Indiana corporation, have entered into that certain Recapitalization Agreement, dated on or about April 7, 1999, substantially in the form attached hereto as Annex A (the "Recapitalization Agreement"), relating to, among other things, the recapitalization of the Company. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Recapitalization Agreement; and

          WHEREAS, as of the date hereof, the Releasor owns, of record and beneficially, the number of shares (or the aggregate principal amount, as applicable) of Existing Common Stock, Existing Preferred Stock and/or Senior Notes specified in Annex B hereto.

          NOW, THEREFORE, in consideration of Ball Technologies' execution of, and performance of its obligations under the Recapitalization Agreement, the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Release. The Releasor, for himself, herself or itself and for each of such Releasor's Associated Parties (as defined in Section 2 hereof), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2 hereof) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, all disputes, claims, controversies, charges, demands, rights, obligations, debts, accounts, reckon-ings, liabilities, actions and causes of action of every kind and nature whatsoever, except for those involving intentional misconduct on the part of the Releasees (whether accrued or unaccrued and whether or not known, suspected or disclosed at this time) (collectively, "Claims"), which Claims (a) may be asserted or exercised by the Releasor in such Releasor's capacity as a shareholder, director, officer or employee of the Company or in any other capacity with respect to the Company or (b) are based upon any breach of any express, implied, oral or written contract or agreement between the Company and any Releasee, and in each case that (i) the Releasor or any Associated Party of the Releasor may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing prior to the date of this Release, including, without limitation, (A) the Existing Stockholders' Agreement, (B) the Property Transfer Agreement, (C) the Supply Agreement and (D) the Engineering Services Agreement (collectively, the "Released Claims"); provided, that the foregoing releases shall not apply to any Claim arising under the Recapitalization Agreement or any other agreement arrangement or transaction, including this Release, referenced in or contemplated by the Recapitalization Agreement.

          2.   Definitions

               (a) The term "Associated Parties," when used herein with respect to the Releasor, shall mean and include: (i) such Releasor's direct and indirect subsidiaries, divisions and affiliated companies; (ii) such Releasor's heirs, executors, administrators; and (iii) the predecessors, successors and past, present and future assigns of the respective persons and entities identified or otherwise referred to in clauses "(i)" through "(ii)" of this sentence.

               (b) The term "Ball" shall mean Ball Corporation, an Indiana corporation.

               (c) The term "Engineering, Services Agreement" shall mean that certain Contract for Engineering Services, effective March 1, 1996, by and between the Company and Ball Aerospace & Technologies Corp. (as amended, restated or otherwise modified from time to time).

               (d) The term "Existing Stockholders' Agreement" shall mean that certain Amended and Restated Stockholders' Agreement, dated as of

March 29, 1995, as amended June 12, 1995, April 3, 1996, January 20, 1997 and August 22, 1997, by and among Ball, the Company and the other Persons named therein.

               (e) The term "Property Transfer Agreement" shall mean that certain Property Transfer Agreement, dated as of January 27, 1995, as amended, by and between Ball and the Company (as amended, restated or otherwise modified from time to time).

               (f) The term "Releasees" shall mean and include: (i) Ball; (ii) Ball Technologies; (iii) each of the direct and indirect subsidiaries, divisions and affiliated companies of Ball and of Ball Technologies; and (iv) the predecessors, successors and past, present and future assigns, and the former, current and future directors, officers, employees, agents and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iii)" of this sentence, other than the Releasor.

              (g) The term "Supply Agreement" shall mean that certain Letter Contract effective February 5, 1996, as amended, that certain Agreement between the Company and Ball Aerospace & Technologies Corp., effective October 13, 1997, and that certain Contract for QuickBird Spacecraft, effective June 9, 1998, as amended (as amended, restated or otherwise modified from time to time).

          3. Representations-and Warranties. The Releasor represents and warrants that:

               (a) the Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

               (b) to the Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

               (c) to the Releasor's knowledge, no Associated Party of the Releasor has or had any Claim against any of the Releasees; and

               (d) this Release has been duly and validly executed and delivered by the Releasor and (assuming due authorization, execution and delivery by Ball Technologies) is a valid and binding obligation of the Releasor, enforceable against the Releasor in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium or similar laws affecting the rights and remedies of creditors rights, and general principles of equity, whether applied by a court of law or equity.

          4.   Miscellaneous.

               (a) This Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Releasors and Releasees relating to the subject matter hereof.

               (b) If any provision of this Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each part of each provision of this Release is separable from every other part of such provision.

               (c) This Release shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

               (d) EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS RELEASE. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS IRREVOCABLE, MEANING THAT, EXCEPT AS MUTUALLY AGREED IN WRITING BY BALL TECHNOLOGIES AND THE RELEASOR, IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. IN THE EVENT OF LITIGATION, THIS RELEASE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          5.   Notice.

               (a) For the purposes of this Release, notices, demands and all other communications provided for in this Release shall be in writing and shall be addressed as follows: If to the Releasor, to the address specified on the signature page hereto; and if to Ball Technologies, to Ball Technologies Holdings Corp., 10 Longs Peak Drive, Broomfield, Colorado 80021, telecopy: (303) 460-2691, Attention: Donald C. Lewis; or to such other address as a party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (b) Notices and communications given in accordance with the foregoing shall conclusively be deemed to have been received and to be effective on the day on which delivered in person, or, if sent by United States certified or registered mail, postage prepaid, on the fifth Business Day after the day on which mailed, provided that a telecopy or cable of identical content has been sent to the relevant address specified above within two days after the posting date of such mail.

          6. Miscellaneous. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, agents, successors, assigns, spouses, beneficiaries, purchasers, executors, administrators, heirs, distributees, devisees and legatees. The captions of this Release are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. This Release may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, each party hereto has executed this Release, or caused this Release to be executed by its duly authorized officer, on the day and year first above written.

                            BALL TECHNOLOGIES
                                 HOLDINGS CORP.

                            By:_________________________
                              Name:
                              Title:

                            RELEASOR

                            [By:]________________________
                              Name:
                              [Title:]
                              Address:___________________

                                      ___________________

                                      ___________________

                                      Telecopy:
                                      Telephone:
                                      [Attention:]

                              DISCLOSURE SCHEDULE

     This Disclosure Schedule is delivered pursuant to that certain Recapitalization Agreement, dated April 8, 1999, by and among EarthWatch Incorporated (the "Company" or "EarthWatch"), Morgan Stanley & Co., Incorporated, American Variable Insurance Series Asset Allocation Fund, American Variable Insurance Series Bond Fund, American High-Income Trust, American Variable Insurance Series High-Yield Bond Fund and The Bond Fund of America, Inc., Ball Technologies Holdings Corp. and ITT Industries, Inc. (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company contained in the Agreement or to create any covenant on the part of the Company. Inclusion of any item in the Disclosure Schedule (1) does not represent a determination by the Company that such item (a) is material, nor shall it be deemed to establish a standard of materiality, or (b) did not arise in the ordinary course of business and (2) shall not constitute, or be deemed to be, an admission to any third party concerning such item by the Company.

     All references to "Section" or "subsection" refer to a Section or subsection in the Agreement, unless the context otherwise requires. The reference to specific subsections is not intended to and shall not be construed as limiting the noted exceptions to that particular subsection. The headings in the Disclosure Schedule are for convenience of reference only and shall not affect the disclosures contained herein. Disclosures made herein shall not be interpreted to apply to only the cross-referenced section of the Agreement but shall be interpreted to apply and be responsive to every other section of the Agreement to which they are applicable to the extent such interpretation may be clearly inferred by the disclosure.

     Whenever the Disclosure Schedule includes descriptions of certain documents or brief summaries of certain aspects of the Company or its business, such descriptions and summaries are qualified by reference to the actual documents or other matters to which they refer. Except where otherwise noted as applicable, copies of the referenced documents and agreements have been provided to counsel for the Purchasers.

     The information set forth in this Disclosure Schedule assumes that the transactions contemplated by the Agreement have not occurred.

                                  Section 3.1

                  Incorporation and Authority of the Company

Due to the Company's focus on the transactions contemplated by the Agreement, the Company has postponed the prescribed schedule for an annual meeting of the stockholders of the Company. Upon the closing of the transactions contemplated by the Agreement, the Company shall hold an annual meeting of stockholders in accordance with its bylaws.

                                  Section 3.2

                                 Capital Stock

(a) There are outstanding options to purchase an aggregate of 1,408,812 shares of the Company's Common Stock at an exercise price of $.80 per share pursuant to the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"). Such optionholders are set forth on Attachment 3.2(a) attached hereto. The total number of shares of the Company's Common Stock available for issuance under the 1995 Plan is 586,641.

(b) There are outstanding options to purchase an aggregate of 12,900 shares of the Company's Common Stock at an exercise price of $.80 per share which have been issued outside of any equity incentive plan of the Company to certain employees of CTA Incorporated. Such optionholders are set forth on Attachment 3.2(b) attached hereto.

(c) There are outstanding options to purchase an aggregate of 17,800 shares of the Company's Series A Preferred Stock at exercise prices ranging from $.02 per share to $.10 per share pursuant to the Company's 1994 Stock Option/Stock Issuance Plan (the "WorldView Plan"), which plan was initially adopted by WorldView Imaging Corporation ("WorldView"), the Company's predecessor. Such optionholders are set forth on Attachment 3.2(c) attached hereto.

(d) There are currently a number of persons who have begun employment with the Company or plan to begin employment with the Company on or about March 29, 1999 who have not been granted the stock options set forth in their offer letters. Such options constitute options to purchase an aggregate of 47,200 shares of the Company's Existing Common Stock and will be issued pursuant to the New Equity Plan. Such options will be converted into options to purchase shares of the Company's New Series C Preferred Stock according to the applicable conversion rate in the Recapitalization.

     Additionally, the Company has outstanding an employment offer letter to one person. If such offer is accepted, an option to purchase 4,500 shares of the Company's Existing Common Stock will be granted to such person. The Company plans to notify such prospective employee that, in the event such employment offer is accepted, the option will be converted into an option to purchase shares of the Company's New Series C Preferred Stock according to the applicable conversion rate in the Recapitalization and shall be granted under the terms of the New Equity Plan to be adopted pursuant to
     Section 5.14 of the Agreement.

(a) (e) In connection with the closing of the issuance and sale of an aggregate of 50,000 Units (collectively, the "Units"), each Unit consisting of one
     (1) 12-1/2% Senior Note (collectively, the "Senior Notes") and one (1) warrant to purchase 31.12 shares of the Company's Common Stock on March 19, 1997, the Company issued warrants to purchase an aggregate of 1,556,000 shares of the Company's Common Stock (the

     "Warrants"). Such Warrants have an exercise price of $.01 per share and expire on March 19, 2001. The record holders of the Units are set forth on Attachment 3.2(d) attached hereto.

(b) (f) On May 30, 1994, the Company issued a warrant to Odetics, Incorporated to purchase 28,250 shares of the Company's Series A Preferred Stock at an exercise price of $2.00 per share. Such warrant expires on May 27, 2001.

(c) (g) The Company is obligated to issue The Waterstone Group 30,500 shares of Existing Common Stock at a value of $.80 per share in partial consideration for services rendered by The Waterstone Group under the terms of the Consultant Agreement, by and between the Company and The Waterstone Group, dated as of June 25, 1998, as amended (the "Waterstone Agreement"). The Company anticipates issuing those shares on or about May 1, 1999. Prior to the closing of the transactions contemplated by the Agreement, the Company will obtain acknowledgment from The Waterstone Group that the Company shall issue shares of New Series C Preferred Stock (rather than Existing Common Stock) to The Waterstone Group based on the conversion ratio applicable to the Recapitalization.

(d) (h) The record holders of the Company's Common Stock are set forth on Attachment 3.2(e) attached hereto.

(i) The record holders of the Company's Series A Preferred Stock are set forth on Attachment 3.2(f) attached hereto.

(j) The record holders of the Company's Series B Preferred Stock are set forth on Attachment 3.2(g) attached hereto.

(k) The record holders of the Company's Series C Preferred Stock are set forth on Attachment 3.2(h) attached hereto.

(l) The record holders of the Company's Series D Preferred Stock are set forth on Attachment 3.2(i) attached hereto.

(m) The Company is party to the Existing Stockholders' Agreement, dated as of March 29, 1995, as amended. The Existing Stockholders' Agreement will be terminated in connection with the consummation of the transactions contemplated by the Agreement.

                                Attachment 3.2

(a) The holders of options to purchase shares of the Company's Common Stock under the 1995 Plan are as follows:

          Anderson, Neal T.                                   46,500
          Bates, Jr., Ward P.                                  6,500
          Been, Marta                                         17,000
          Bercaw, Woodson S.                                  13,000
          Black, Mackey G.                                     5,000
          Bovet, Ray                                          14,650
          Caley, Carl                                          9,000
          Chang, Judy                                         23,250
          Christensen, Eric J.                                16,500
          Compton, William P.                                 24,500
          Constantine, Sean                                    3,000
          Courter, Kevin C.                                    7,000
          Cruz, Paul                                          23,500
          Cudzilo, Mary E.                                    10,000
          Culwell, Jeffery Seemel                              5,800
          Eggen, Paul A.                                       7,000
          Ely, Paul A.                                         4,500
          Englehardt, Douglas B.                               9,600
          Foley, K.C.                                         48,500
          Fraze, Raymond                                      10,500
          Friedel, James P.                                   18,000
          Gannes, Howard J.                                   16,000
          Geissinger, Gary                                    19,500
          Gibson, Mark A.                                      7,000
          Goodman, Sheri                                       5,300
          Greenwood, George                                    5,500
          Griffin, Debra                                       2,500
          Guyton, Robert                                      10,750
          Halverson, Erik S.                                   3,000
          Halvorson, Jeffery J.                                5,500
          Henderson, Bradley G.                                6,000
          Herring, Charles                                     9,200
          Higgins, Daniel J.                                   7,000
          Irish, Steven                                       10,000
          Johnson, Heidi                                      14,000
          Jordan, Stanley K.                                   8,000
          Kerridge, Jeffery S.                                57,250
          Kline, Paul                                          5,600
          Koch, Mark                                           8,125
          Kurth, Mary Paxton                                  17,750

          Lederer, Christopher M.                              8,000
          Leinweber, Mark                                      3,500
          Lewis, Michael R.                                   12,250
          Linn, Robert S.                                      7,000
          Locker, Christopher                                  3,750
          Lowe, Karen J.                                       2,750
          Maguire, Michael                                     8,750
          Manlick, Jennie                                      2,000
          McClelland, James G.                                24,500
          McNamee, Earl                                        3,300
          Moura, Elizabeth                                     3,800
          Ottobrino, Natalie                                   3,800
          Perren, James D.                                    22,900
          Ponder, Marta R.                                     4,500
          Reetz, Shauna                                        2,300
          Rexroad, Jean                                        6,500
          Roy, Norman G.                                       4,000
          Satterlee III, Herbert F.                          400,000
          Schaefer, Guy W.                                     5,000
          Scott, Paul                                         13,000
          Scott, Walter S.                                    25,000
          Smith, Gerald                                        8,000
          Smith, Kristi                                        4,500
          Sponholz, Anna L.                                    4,250
          Steffey, Ben                                         5,100
          Thomassie, Brett                                    10,000
          Thompson, Shawn R.                                  14,250
          Todd, Stella                                         5,000
          True, Dave                                           3,400
          Upham, Jon B.                                        5,900
          Wheeler, Hallie Katie                                6,000
          Yang, Xinyu (Harvey)                                 9,500
          Young, Aaron                                         6,750
          Bannura, Ramzi K.                                   35,583
          Dozier, Rebecca S.                                  17,704
          Herring, Richard                                   150,000
          Rendine, Michael                                    15,000
                                                           ---------
          TOTAL:                                           1,408,812

(b) The holders of options to purchase shares of the Company's Common Stock which have been granted outside of any equity incentive plan of the Company to certain employees of CTA Incorporated are as follows:

          Ahronovich, Eliezer                                    800
          Akhtar, Faheem                                         600
          Ambrose, Elisa K.                                      400
          Densmore, Michael R.                                   400
          Dillard, John W.                                       700
          Glismann, Rich A.                                      200
          Godlesky, Mark A.                                      900
          Holt, Jimmie L.                                        200
          Jiraud, Dennis A.                                      300
          Kline, Edward M.                                     1,100
          Kromis, Theodore                                       400
          Nichols, Stephen A.                                    500
          Paul, Jr., Frederick J.                                700
          Pearson, Luanna A.                                     700
          Pendell, Jr., Paul R.                                  700
          Pittelkau, Mark                                        900
          Shreve, Brian E.                                     1,500
          Thompson, Richard S.                                   700
          Watkins, Alan G.                                       300
          Young, David G.                                        700
          Zurcher, Lawrence A.                                   200
                                                              ------
          TOTAL:                                              12,900

(c) The holders of options to purchase shares of the Company's Series A Preferred Stock under the WorldView Plan are as follows:

          Karr, Thomas                                         5,000
          Rodden, John                                         1,800
          Schor, Matthew                                       1,000
          Sebestyen, George                                   10,000
                                                              ------
          TOTAL:                                              17,800

(a) (d) The Depository Trust Company ("DTC") is the record holder of the Units. DTC holds the Units on behalf of the beneficial owners of the Units. To the Company's knowledge, the record holder of the Units is as follows:

     Record Holder                     Units     Senior Notes     Warrants
     -------------                     -----     ------------     --------
     DTC                              50,000     $50,000,000     1,556,000

     TOTAL:                           50,000     $50,000,000     1,556,000

(a)  (e) The record holders of the Company's Common Stock are as follows:

          Herring, Richard N.                                        50,000
          Tilley, James N.                                           10,000
          Bryson, William R.                                          5,000
          Scott, Paul W.                                              5,000
          Cothern, Randall W.                                         7,550
          Brooks, Thomas                                              1,000
          The Wallerstein Revocable Family Trust,
           Edward P. Wallerstein and Jennifer D.
           Wallerstein, Trustees                                      3,500
          Hoffman, Andrew                                             3,649
          Strain, Robert                                              3,000
          Pabley, David J.                                            1,083
          Hicks, Donovan B.                                          28,594
          Scott, Sidner J.                                           30,540
          Peters, Donald                                                947
          Ball Technologies Holdings Corp.                                1
          Runge, Patricia J.                                          2,640
          Zuo, Ming                                                   1,000
          Shah, Jagdish B.                                          10,632
          Blaesing, Blaine                                            1,000
          Jurasin, Paul F.                                            5,000
          Bridgman, Terry J.                                          4,983
          Heimmermann, Debbie J.                                      1,500
          Lowe, Karen J.                                              1,200
          Coatney, Kathleen F.                                        5,916
          Fabert, Milton G.                                           4,931
          Edwards, H. Eric                                            6,597
          Frelk, James J.                                               500
          Foudray, Debbie                                               202
          Winslow, Denise J.                                          7,583
          Anderson, Neal T.                                           1,000
                                                                    -------
          TOTAL:                                                    204,548

(f) The record holders of the Company's Series A Preferred Stock are as follows:

          Bryson, William R.                                          5,000
          Ferguson, Donald                                          150,000
          Hein, Joyce L.                                              5,000
          Johnson, Ronald S.                                         83,334
          Kaschmitter, James                                          3,000
          Kawin, Richard A.                                           8,334
          Lee, Man Shek                                              83,333
          Morrison, Larry                                            10,000
          Parker, Eric                                                6,400
          Stadd, Courtney A.                                          2,500
          Wheelon, Albert D.                                         10,000
          Teller, Edward                                             10,000
          Lushtak, Sergei, Lushtak, Eugene & Lushtak,
           Ilya as Joint Tenants                                     85,000
          Chang, Chieh                                               83,333
          Hitachi, Ltd.                                           3,000,000
          Matsumoto, Sumitaka                                         3,000
          Kurosaki, Morio                                             3,000
          Okachi, Tomio                                              3,000
          Sasaki, Shinichi                                            3,000
          Shwiff, Elizabeth and Tillman, Robert R., as
           Trustees of the Alexander S. Lushtak Irrevocable
           Gift Trust dated November 20, 1992                       193,676
          Lushtak, Alexander S.                                      34,000
          Rendine, Michael J.                                         3,000
          Gannes, Howard & Gannes, Emily JT TEN                     130,000
          Yue, Gordon                                                 5,000
          Gerull, Douglas B.                                        460,938
          Gerull, Linda Joan                                         39,063
          Bionta, Richard                                           157,000
          Ambrose, Jay                                                7,500
          Lim, Greg                                                   7,500
          McNamee, Earl                                              33,093
          Park, Hye-Sook                                             53,000
          Schoenung, Susan                                            7,000
          Alta V Limited Partnership                                791,650
          Customs House Partners                                      8,350
          Glickman, Richard B.                                       35,000
          Petersen, Robert W.                                       160,000
          Technology Venture Investors IV                           650,000
          CTA Incorporated                                          509,374
          Wirtenson, G. Richard and Wirtenson, Helen M.,
           as Trustees of the WIRTENSON FAMILY TRUST
           UTD 4/12/95                                                3,500
          Telespazio, S.p.A.                                        750,000
          Transcorp c/f Robert R. Tillman                            10,000
          Tillman, Robert R. as Trustee for the
           Robert R. Tillman Living Trust UTD 9/23/91               354,025
          Harano, Kenneth Y.                                         43,832
          Markevitch, James A.                                      189,450
          Scott, Kenneth E. & Scott, Shelly A.                       41,667
          Kiessig, Richard                                            3,750
          Crowell, Jean Scott & Crowell, Luther T.                   10,000
          Scott, Walter S.                                        1,125,057
          The Wallerstein Family Revocable Trust, Edward P.
          Wallerstein and Jennifer D. Wallerstein, Trustees          55,084
          The Leona A. Rose Trust, U/A DTD 2/16/94,
           Leona A. Rose, Trustee                                    16,667
          The Alfred Carl Haussman and Alice E. Haussmann
           Revocable Living Trust                                    10,000
          Ball Technologies Holdings Corp.                        9,875,000
          Frelk, James J.                                            17,916
          Trust Company of America FBO Walter Scott                  20,000
                                                                 ----------
          TOTAL:                                                 19,368,326

(g) The record holders of the Company's Series B Preferred Stock are as follows:

          MacDonald, Dettwiler & Associates, Ltd.                   200,000
          Datron/Transco Inc.                                       111,300
                                                                    -------
          TOTAL:                                                    311,300

(h) DTC is the record holder of 6,875,000 shares of the Company's Series C Preferred Stock. DTC holds such shares of Series C Preferred Stock on behalf of the beneficial owners of such shares of Series C Preferred Stock. DTC, however, is not the record holder of 125,000 shares of Series C Preferred Stock held by EYE Fund (care of William Jones & Associates). To the Company's knowledge, the record holders of the Series C Preferred Stock are as follows:

     Record Holder                                                   Shares
     -------------                                                   ------
     DTC                                                          6,875,000
     William Jones & Associates                                     125,000
                                                                  ---------
     TOTAL:                                                       7,000,000

(i) The record holders of the Company's Series D Preferred Stock are as follows:

     Export Development Corporation                                 400,000
     Nuova Telespazio S.p.A.                                        600,000
                                                                  ---------
     TOTAL:                                                       1,000,000

                                  Section 3.3

                                 Subsidiaries

      The Company has interests in the following subsidiaries:

                                                                                       Issued and
                                                                                      Outstanding           The
                                                 Jurisdiction        Authorized        Shares of          Company's
Entity                              Type of           of               Capital          Capital            Current
                                    Entity      Incorporation           Stock            Stock            Ownership
----------------------------------------------------------------------------------------------------------------------
EarthWatch Satellite             Corporation       Delaware         10 shares of       10 shares of         100%


Corporation                                                            Common            Common
                                                                        Stock            Stock
----------------------------------------------------------------------------------------------------------------------
EarthWatch-Mississippi           Corporation      Mississippi           None             None               100%
  Operations Incorporated
----------------------------------------------------------------------------------------------------------------------

                                  Section 3.4

                 Stockholder and Bondholder Approvals Required

(a) Reference is made to the disclosure set forth in Section 3.2(i)-(l) which is incorporated herein by reference.

     The following approvals are required from the holders of Existing Preferred Stock in order to amend and restate in its entirety the Company's Certificate of Incorporation:

     (i) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class;

     (ii) the unanimous approval of the holders of the Series B Preferred Stock, consisting of Datron/Transco, Inc. and MacDonald Dettwiler & Associates, Ltd. ("MDA");

     (iii) the vote of the holders of 66 2/3% of the outstanding shares of Series C Preferred Stock, voting separately as a class;

     (iv) the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately as a class, which requires the approval of Nuova Telespazio S.p.A.; and

     (v) the affirmative vote of the holders of a majority of the Existing Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, voting together as a class.

(b)  Reference is made to the disclosure set forth in Section 3.2(a)-(d) and
     (f)-(h) which is incorporated herein by reference.

     The following approvals are required from the holders of Existing Common Stock in order to amend and restate in its entirety the Company's Certificate of Incorporation:

     (i) the affirmative vote of the holders of a majority of the outstanding shares of Existing Common Stock, voting separately as a class; and

     (ii) the affirmative vote of the holders of a majority of the Existing Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, voting together as a class.

(c) Reference is made to the disclosure set forth in Section 3.2(e) which is incorporated herein by reference.

     The consent of each holder of the Senior Notes is required to approve the transactions contemplated by the Agreement, consisting of Capital Research, AIM Advisors, Inc., Gem Capital, Manulife Financial and Regal Asset Management Corp.

(d) The Existing Stockholders' Agreement must be terminated in order to consummate the transactions contemplated by the Agreement. This requires the approval of (i) each party to the Existing Stockholders' Agreement who holds at least five percent (5%) of the Company's voting stock (consisting of Ball Technologies Holdings Corp., Hitachi Ltd., Nuova Telespazio S.p.A. and Walter S. Scott) and (ii) a majority of the outstanding shares of capital stock of the Company held by the WorldView Stockholders (as defined in the Existing Stockholders' Agreement).

                                  Section 3.5

                                  No Conflict

(a) The Company must obtain the approvals set forth in Section 3.4 in order to consummate the transactions contemplated by the Agreement.

(b) The Company must obtain the consent of Pratt Land Limited Liability Company pursuant to the terms of the Lease Agreement, dated March 15, 1995, in order to consummate the transactions contemplated by the Agreement.

(c) Any waiting period under the HSR Act applicable to the transactions contemplated by the Agreement must expire or terminate.

                                  Section 3.6

                            Consents and Approvals

(a) The Company must obtain written consent to the transfer of control of the Company's FCC Licenses as further set forth in Section 5.9 of the Agreement.

(b) Reference is made to the disclosure set forth in Section 3.12(b) which is incorporated herein by reference.

                                  Section 3.8

                 Absence of Undisclosed Liabilities and Liens

(a) As of the date of the most recently published internal financial statements, dated as of February 28, 1999, the Company had the following
     Liabilities:

     Liabilities
     Current liabilities:
          Accounts payable                                          $ 4,296,853
          Accounts payable to related parties                         1,233,104
          Accrued expenses                                              374,983
          Accrued interest                                            3,528,093
          Current portion of long-term debt                             234,370
          Current portion of long-term debt to related parties                -
                                                                    -----------
              Total current liabilities                               9,667,403
          Long-term debt, gross of unamortized discount              50,199,694
                                                                    -----------
              Total liabilities                                     $59,867,097
                                                                    ===========
(b)  No exceptions.

                                  Section 3.9

                     Absence of Certain Changes or Events

Since the 1998 Balance Sheet Date, the Company has undertaken the following actions:

(a) The Company regularly files Tax Returns for payroll and sales and use taxes, either monthly or quarterly, as required.

     A number of jurisdictions require the annual filing of property tax returns, which are expected to be filed in accordance with their respective due dates.

     The annual franchise tax reports for the Company and EarthWatch Satellite Corporation were filed and paid as required prior to March 1, 1999.

     Federal and several state income tax returns are due to be filed or extended by either March 15, 1999 or April 15, 1999, depending on the jurisdiction. The Company has made or plans to make such filings as required.

(b) The Board of Directors of the Company has approved bonuses in the aggregate amount of up to $196,000 for the Company's employees payable after the consummation of the transactions contemplated by the Agreement. Such payments are not a material change in the overall compensation structure of the Company.

                                 Section 3.10

                             Absence of Litigation

On June 9, 1998, Orbital Sciences Corporation ("OSC") filed a demand for arbitration with the American Arbitration Association regarding payment under the terms of the EarlyBird contract entered into by the predecessors of the parties. On October 14, 1998, the parties entered into a settlement agreement that included a provision to suspend arbitration until the obligations of the parties were fulfilled, which obligations were fulfilled on March 5, 1999. The Company is waiting for formal acknowledgement from the American Arbitration Association that the arbitration proceedings have been closed.

                                 Section 3.11

                             Compliance with Laws

No exceptions.

                                 Section 3.12

                             Licenses and Permits

(a) Reference is made to the disclosure set forth in Section 3.6(a) which is incorporated herein by reference.

(b) In addition to the FCC Licenses, the Company has a license from the National Oceanic and Atmospheric Administration ("NOAA") which is necessary to operate the Business as currently conducted. On March 11, 1999, the NOAA consented to an amendment to such license required in connection with the transactions contemplated by the Agreement.

(c) During the normal operation of the Company, various licenses and approvals may be required from the Office of Defense Trade Controls ("ODTC") of the U.S. Department of State and possibly the Bureau of Export Control. Such license applications and requests for approvals will be submitted as the need is identified. The export of remote sensing satellites and related technical data is covered by the International Traffic in Arms Regulations promulgated by the ODTC. Currently, the Company has applications for export licenses pending before the ODTC for specific identified needs. The Company has not received various approvals for all Technical Assistance Agreements ("TAA") that will be needed for completion of the Company's systems and the launch of the QuickBird 1 satellite from Russia. Additionally, the terms of the launch insurance contract that the Company will enter into with an underwriter to be identified will require a TAA. The Company has retained outside counsel to provide specific advice and representation in this area.

(d) Reference is made to the disclosure set forth in Section 3.18(c) which is incorporated herein by reference.

                                 Section 3.13

                      Sufficiency and Condition of Assets

(b) Reference is made to the disclosure set forth in Section 3.6(a) which is incorporated herein by reference.

(c) Under the Internal Revenue Code of 1986, as amended (the "Code"), the utilization by the Company of its net operating loss ("NOL") and tax credit carryforwards against future taxable income will be limited if the Company is treated as having experienced an "ownership change" as defined in the Code. The Company believes that the Recapitalization will cause the Company to experience an ownership change. As a result, the future utilization of the Company's NOLs and tax credit carryforwards will be limited to an annual amount equal to (A) the product of (i) the value of the corporation immediately before the ownership change multiplied by (ii) the long-term tax exempt rate (as announced each month by the Treasury Department and which was 4.78% for ownership changes occurring in April 1999) on the date of the ownership change (the "Section 382 Limitation"), plus (B) any unused portion of the Section 382 Limitation from prior years.

                                 Section 3.14

                                 Real Property

(a)  The Company does not have any Owned Real Property.

(b)  The Company maintains the following Leased Property:


     ------------------------------------------------------------------------
     Type of      Location           Lease Term             Lessor
     Property     --------           ----------             ------
     --------
     ------------------------------------------------------------------------
     Offices     1900 Pike Road      March 15, 1995          Pratt Land
                 Longmont, Colorado  through March 1, 2000   Limited Liability
                                                             Company
     -------------------------------------------------------------------------
     Offices     6940 Koll Center    December 8, 1994        Bemal Avenue
                 Parkway, Suite 200  through December 7,     Associates
                 Pleasanton,         2000, as amended
                 California
     -------------------------------------------------------------------------
     Land        Fairbanks, Alaska   August 9, 1995          Henry N.
                                     through July 8, 2000    Gettinger
     -------------------------------------------------------------------------

     In addition, the Company subleases the following property:

     -------------------------------------------------------------------------
     Type of      Location            Lease Term              Lessee
     Property     --------            ----------              ------
     --------
     -------------------------------------------------------------------------
     Offices     6940 Koll Center     October 8, 1998      Bio Interventional
                 Parkway, Suite 200   through December 7,  Corporation
                 Pleasanton,          2000, as amended
                 California
     -------------------------------------------------------------------------

     Reference is made to the disclosure set forth in Section 3.5(b) which is incorporated herein by reference.

     In February 1996, the Company entered into an agreement that is similar to a lease in some respects. The Company contracted with Tromso Satellite Station ("TSS") for the establishment of an EarlyBird ground station in Tromso, Norway. The Agreement provides for the provision of a parcel of land by TSS upon which EarthWatch shall have the right to construct, erect and maintain an antenna site and certain auxiliary equipment for such ground station. The contract was amended to reflect a change to QuickBird capability. The contract term is the life of the QuickBird satellites.

(c)  No exceptions.

(d)  No exceptions.

                                 Section 3.15

                      Employee Benefit and Labor Matters

(a)  The Company provides the following benefits for its employees:

     (1) Medical/Dental/Vision Plan
     (2) Cafeteria Plan (IRS (S)125 Flexible Spending Plan)
     (3) Short Tenn Disability Program
     (4) Long Term Disability Program
     (5) Life lnsurance
     (6) Paid Time Off
     (7) EarthWatch Incorporated 401(k) Profit Sharing Plan
     (8) Employee Assistance Program
     (9) Tuition Reimbursement Program

(c)  The Company only maintains one "qualified plan" within the meaning of
     Section 401 (a) of the Code which is the EarthWatch Incorporated 401(k) Profit Sharing Plan.

(d) The Company's Medical/Dental/Vision Plan is partially self-funded with an insurance company contract for amounts claimed over certain specified levels.

(i) Reference is made to the disclosure set forth in Section 3.9(b) which is incorporated herein by reference.

     The consummation of the transactions contemplated by this Agreement will result in the acceleration of the payment of all consulting fees to Dr. Richard Herring, the Company's former Chief Executive Officer, due under the Separation, Release and Consulting Agreement, dated January 1, 1998. This amount will be computed using net present value at the time of closing and is approximately $100,000.

                                 Section 3.16

                                 Labor Matters

No exceptions.

                                 Section 3.17

                                     Taxes

(a) State income tax returns for the 1997 calendar year have not yet been filed by the Company for Alaska, California, Colorado, Louisiana, Maryland, Mississippi and Virginia. Although no penalties have been accrued in the financial statements, these amounts are expected to be immaterial due to the net operating losses generated for tax purposes during this calendar year.

(b) The Company was notified of payroll tax penalties for the 1995 calendar year for both the Company and its predecessor, WorldView, in May 1998. The Company has been working to resolve this matter with its payroll processing agent, ADP, since that time and recently received a refund from the Internal Revenue Service for this tax year for the Company. To date, the Company has not received communication from the Internal Revenue Service related to the disposition of the WorldView matter but believes that this has been settled.

(c) ADP, the Company's payroll processing agent, maintains a power of attorney in handling payroll taxation matters. This power of attorney is limited solely to this activity.

(d) Reference is made to the disclosure set forth in Section 3.9(a) which is incorporated herein by reference.

                                 Section 3.18

                       Environmental, Health and Safety

(a) The Company maintains an above ground fuel storage tank at the Fairbanks, Alaska ground station in accordance with environmental laws, although, due to proximity, is not able to ensure compliance on a 24 hour basis.

(b) The Company maintains a small electronics laboratory at its headquarters in Longmont, Colorado. The laboratory has on-hand quantities of regulated substances (in most cases, de minimis quantities) such as small cans and vials of cleaning solvents, lead (in electrical components and solder), various other regulated materials and small amounts of hydrochloric acid. There are also cylinders of liquid nitrogen in the lab. These materials are used in the development of the satellites. The Company follows normal industry practices, and to the best of the Company's knowledge, it is in material compliance with all applicable environmental laws.

(c) The Company will fuel the QuickBird 1 satellite with hydrazine. To date, such fueling has only been performed in Russia. The Company will ship the hydrazine to Russia. The Company will acquire the appropriate licenses including a Department of Transportation waiver. These licenses have not been applied for at this time.

                                 Section 3.19

                             Intellectual Property

(b) The following constitutes a list of the material contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound:

     (1) Contracts Related to QuickBird Satellite - The Company has entered into contracts with Ball Aerospace & Technologies Corporation, a subsidiary of Ball Corporation and an affiliate of the Company ("Ball Aerospace"), Eastman Kodak Company ("Kodak") and Fokker Space B.V. ("Fokker") to provide the QuickBird spacecraft. Provision of the spacecraft will involve the use of the vendor's intellectual property. In all cases, the contracts either provide full title to the Company or contain a license allowing for the use of the intellectual property for the life of the satellite.

     (2) Contracts Related to QuickBird Ground System - EarthWatch has entered into contracts with Storm Control Systems, Inc., the ITT Systems division of ITT Industries, Inc., Interlink Group Corporation ("Interlink") and assorted smaller vendors. These contracts either provide full title to EarthWatch or contain a license allowing for the use of the intellectual property for the life of either the ground system or the QuickBird satellite series.

     (3) Contracts Related to EarlyBird Satellites - EarthWatch has entered into contracts with CTA Incorporated, Spacetec Incorporated and assorted smaller vendors to provide the EarlyBird spacecraft. Provision of the spacecraft will involve the use of the vendor's intellectual property. In all cases, the contracts either provide full title to EarthWatch or contain a license allowing for the use of the intellectual property for the life of the EarlyBird satellites.

     (4) Contracts Related to EarlyBird Ground System - EarthWatch has entered into contracts with CTA Incorporated, Datron/Transco, Inc., GTE Government Systems Corporation and assorted smaller vendors for the delivery of the EarlyBird ground system. These contracts either provide full title to EarthWatch or contain a license allowing for the use of the intellectual property for the life of either the ground system or the EarlyBird satellite series.

     (5) Software License with Ball Aerospace - Ball Aerospace and EarthWatch have entered into a license agreement to allow EarthWatch the use of certain Ball Aerospace software and intellectual property for the life of the QuickBird satellites.

     (6) MDA Work-Around Plan - On September 2, 1998, EarthWatch and MDA, a stockholder of the Company, entered into an agreement to address the loss of EarlyBird 1 in relationship to the Supply Contract between the parties. In consideration of a waiver of the MDA right of first refusal to ground system work scopes, EarthWatch provided a license to the information necessary to provide QuickBird ready ground stations.

     (7) OSC License for Software and Hardware Documentation - EarthWatch and OSC entered into two license agreements in August 1997 for the use of EarlyBird Software Source Code and Hardware documentation. This license is in effect until the EarlyBird satellite ends its life or the program is terminated.

     (8) Consultant Agreements - WorldView issued a number of contracts that restricted the rights of the Company in pre-existing intellectual property. In some instances, these contracts stated that the U.S. Government held patent rights to inventions created by the consultants. To the best of the Company's knowledge, these agreements did not result in any patentable inventions, and these restrictions do not in any material manner restrict the Company's ability to conduct business. These consultants are no longer engaged by the Company.

(c) The following proprietary information and inventions agreements with current and former employees of the Company limit the rights to or ownership of the Company's Intellectual Property Assets. To the best of the Company's knowledge, these agreements do not in any material manner restrict the Company's ability to conduct its Business.

     (1) Proprietary information and inventions agreement with Steven Linn identifies an item of pre-existing intellectual property to which EarthWatch has no rights. Such item is a headlight leveling system.

     (2) Proprietary information and inventions agreement with Xinyu Yang identifies two (2) items of pre-existing intellectual property to which EarthWatch has no rights. Such items are a design tool for GPS relative positioning and a filtering technique for real-time GPS Signal processing.

     (3) Proprietary information and inventions agreement with Gary Geissinger identifies seven (7) items of pre-existing intellectual property to which EarthWatch has no rights. Such items are an optical/electrical method for fratpicide elimination, spacecraft 1750 processor implementation, spacecraft command decoder implementation, TDD modem implementation, circuit-safe continuity design, computer controlled data router and listening system controller and conductivity probe reader for steam drive power plants.

     (4) Proprietary information and inventions agreement with Raymond Fraze identifies an item of pre-existing intellectual property relating to an unmanned airborne vehicle to which EarthWatch has no rights.

     (5) Proprietary information and inventions agreement with Michael R. Lewis identifies an item of pre-existing intellectual property to which EarthWatch has no rights. Such item is a microprocessor controlled telescope drive electronics.

     (6) Proprietary information and inventions agreement with Bradley G. Henderson identifies an item of pre-existing intellectual property to which EarthWatch has no rights. Such item is a baseline correlation routine for registration of multi-spectral push-broom images.

     (7) Proprietary information and inventions agreement with Jon B. Upham identifies two (2) items of pre-existing intellectual property to which EarthWatch has no rights. Such items are an on-orbit propagator which models atmospheric drag, J2 effect and lunar perturbations and software and notes relating to diabetes management and blood glucose prediction and tracking/trending.

     (8) Proprietary information and inventions agreement with Robert L. Guyton references a California statute which restricts the effect of intellectual property assignment provisions. The restriction requires that assigned intellectual property should relate to the employer's business or result from work performed by the employee for the employer.

     (9) Proprietary information and inventions agreement with former employees routinely identify pre-existing intellectual property to which the Company did not receive title or rights. However, title to all Intellectual Property Assets developed in the course of the scope of employment of such former employees vested in the Company.

(d) The Company does not own any Patents. EarthWatch has received rights to use applicable Patents owned by its vendors under contract terms as noted in subsection (b) above.

(e)  The following constitutes all Marks claimed by EarthWatch:

     (1) The phrase "DigitalGlobe" is a U.S. registered trademark of EarthWatch.

     (2) The Globe Design representing the DigitalGlobe is a U.S. registered trademark of EarthWatch.

     (3) The phrase "Your Planet On Line" is a U.S. registered trademark of EarthWatch.

     (4) The phrase "Seconds On Orbit" is a trademark that EarthWatch is now using.

     (5) The name "EarthWatch" is not a U.S. registered trademark of EarthWatch. Such name is currently in use by at least two (2) other companies.

(f)  The following constitutes a list of the Company's Copyrights:

     (1) EarthWatch has claimed a common law copyright on delivered third party data products for the EarthWatch value added effort.

     (2) EarthWatch has claimed a common law copyright on delivered data products when EarthWatch owns the products. This includes the Front Range Data.

     (3) EarthWatch will claim a common law copyright on its satellite derived data products as they are received and developed.

                                 Section 3.20

                              Material Contracts

(a)  The following constitute Material Contracts:

     (1) Ball Aerospace Contract - In June 1998, the Company and Ball Aerospace, a related party, entered into a fixed price contract for construction of the Company's initial QuickBird satellite with an option for a second unit. The contract as currently amended schedules the satellite as ready to ship on November 31, 1999. The total of the contract is currently valued at $33,795,000. The Company plans to enter into a contract for the supply of QuickBird 2 with Ball Aerospace shortly after the execution of the Recapitalization Agreement. In the event that the Company enters into a contract for the manufacture and delivery of QuickBird 2, the Company will also enter into additional contracts with vendors as necessary to support the satellite.

     (2) Ball Aerospace Engineering Services Contract - In March 1996, the Company and Ball Aerospace entered into a labor hour contract for the provision of engineering services in support of the various tasks associated with the spacecraft as identified and authorized by the Company. This contract is currently in full force and effect.

     (3) Scientific and Technological Center Contract - In July 1997, the Company and Scientific and Technological Center entered into a contract whereby Scientific and Technological Center will provide a launch and associated services for the EarlyBird 2 satellite launch. The Company can initiate termination of this contract without any liability beyond the amounts already paid. If work is authorized under this contract, it could exceed $1,000,000 in the 12-month period.

     (4) MDA Work-Around Plan - Reference is made to the disclosure set forth in Section 3.19(b)(6) which is incorporated herein by reference. The MDA Work-Around Plan revised schedule and purchase obligations of EarthWatch. EarthWatch has issued Call-Up 21, which has a total fixed price of Canadian dollars of $5,492,212, for the development and delivery of selected product segment core components.

     (5) Kodak Agreement - During October 1996, the Company and Kodak entered into an Agreement for the EarthWatch QuickBird Sensor Subsystem. Under this agreement, Kodak will provide the necessary resources for the definition, design, production, integration, test and verification of one Sensor Subsystem and critical parts required for a second Sensor Subsystem. In December 1998, the Company exercised the option for the second subsystem. This increased the total contract value to $26,900,000.

     (6) Fokker Contract - In September 1997, the Company signed an agreement with Fokker for two (2) solar array assemblies in connection with the QuickBird satellite program. The fixed price for this contract is $7,651,000. Payments are due either upon completion of each milestone outlined in the contract or may be deferred, at the option of the Company, until the delivery of QuickBird 2. Deferred milestone payments will bear interest until payments are received. The Company has sold the first assembly to Ball Aerospace and paid Fokker $3,746,578. The Company is currently negotiating with Fokker for a third solar array with an anticipated cost not to exceed $4,000,000.

     (7) ITT Industries, Inc., ITT Systems Contract - In December 1998, the Company entered into contracts with the ITT Systems division of ITT Industries, Inc. for system engineering and other efforts associated with the scheduling and tasking module of the QuickBird satellite and the development of a satellite simulator. The current value of these contracts as amended is approximately $1,043,000.

     (8) Storm Control Systems, Inc. Contract - On July 16, 1998, the Company signed an agreement with Storm Control Systems, Inc. for the fabrication and delivery of a QuickBird command and control system. The contract, as amended, has a total value to $1,818,402.

     (9) United Start Corporation Contract - In July 1998, the Company has signed an agreement with United Start Corporation ("United Start"), whereby United Start would provide launch and associated services for a QuickBird 1 satellite launch before November 30, 2001 at a total price of $14,000,000. This contract is not effective until approved by the United Start board of directors.

     (10) Contract for QuickBird-2 Launch Provider - EarthWatch has received proposals for a QuickBird-2 launch provider. Both EUROCKOT Launch Services GMBH and Lockheed-Martin Commercial Launch Services, Inc. have submitted proposals. The final amount is to be negotiated within a range of a total value of $13 million to $25 million for based on the proposals prior to any negotiations. Payment schedules will be finalized during negotiations.

     (11) Potential ITT Industries, Inc. Sensor Study Contract - Within the next 12 months, EarthWatch anticipates entering into a contract relating to a study of a sensor to determine, among other things, the current state of the art of sensor technology, the advantages and disadvantages possessed by the various technologies, and the feasibility of the various sensor technologies. The value of this effort is unknown, but could exceed one million dollars in the next twelve-month period.

     (12) Potential Assured Space Access, Incorporated Contract - EarthWatch and Assured Space Access, Incorporated ("ASA") have entered into negotiations for the provision of pre-launch and launch support services. It is likely that payments under any resulting contract could exceed one million dollars in the next twelve-month period. This will be a time and material contract with tasks assigned by EarthWatch as a need is identified. EarthWatch is a stockholder in ASA.

     (13) Potential Hitachi Ltd. Product Processor Contract - Hitachi Ltd., an affiliate of the Company, has proposed to supply EarthWatch with a complete QuickBird product processor. As currently envisioned, the contract would not involve payments in the next 12 months. However, the expected contract value is four million dollars and could exceed payments of one million dollars in the next 12 months through negotiations.

     (14) Potential QuickBird Launch Insurance Contract - In Spring 1999, EarthWatch will enter into negotiations with an, as yet, unidentified underwriter for approximately $240 million of launch insurance. This contract will entail payment of over one million dollars in the next 12 months.

     (15) Customer and Order Management System (COMS) and EarthWatch Ordering and Tasking Tool (EWOTT) Services Contract - In January 1999, EarthWatch entered into a contract with Interlink for the design requirements of the COMS. The contract has subsequently been modified to include the EWOTT effort. Currently, the payments to Interlink will not exceed one million dollars in the next 12 months. EarthWatch will award a contract for the full development and delivery of the COMS and EWOTT components. It is expected that such a contract will exceed one million dollars of payments in the next 12 months whether Interlink or another vendor is selected.

     (16) Bundesstelle fur Fernmeldestatistik - In November 1997, the Company entered into a contract with Bundesstelle fur Fernmeldestatistik ("BFST"), an agency of the German government, to provide the capability to directly receive EarthWatch satellite imagery. Since this contract involved both EarlyBird and QuickBird satellites, the contract must be modified to reflect the loss of EarlyBird prior to receiving the authorization to proceed. Discussions on the modification will continue this spring.

     (17) National Aeronautics and Space Administration - Earth Science Enterprise Contract - In September 1998, the Company entered into a contract with the National Aeronautics and Space Administration ("NASA") for the supply of Central America and Indonesian DEM and ORI data sets. The contract is set up as delivery order contract with various issued delivery orders specifying the particular data set defined in original contract. Contract maximum value is $9,900,000. A formal Delivery Order was received from NASA with a value of $6,202,900. The data to be supplied is subcontracted though Intermap Technologies Ltd.

     (18) NASA - Cooperative Agreement - In November 1997 the Company entered in a Cooperative Agreement with NASA to identify concepts, strategies and processes for providing advanced remote sensing data to electric utility, water management and property appraisal projects. The agreement requires 76% co-funding contribution of the total value of the effort, $428,502. Subcontractors include Tennessee Valley Authority (TVA) and various data providers. Notice of this agreement is included because of its hybrid nature.

     (19) National Imagery and Mapping Agency - Commercial Imagery Infrastructure/Data Buy - In December, 1998, the Company entered into a contract with the National Imagery and Mapping Agency ("NIMA") for the development and/or enhancement of the Company's infrastructure to facilitate delivery of metadata, imagery products and wideband imagery data to NIMA, and to provide, upon receipt of a delivery order, metadata, imagery, wideband imagery products. The current minimum value of the contract is $2,203,000 with a maximum not to exceed value of $100,000,000.

     (20) Hitachi Ltd. Distribution Agreement - In 1995, the Company entered into a distribution agreement with Hitachi Ltd., a stockholder of the Company. This agreement assigned to Hitachi Ltd. exclusive territory that includes much of Asia. The contract does not preclude the Company from selling products in the area, but it does provide Hitachi Ltd. with a royalty for such sales.

     (21) Nuova Telespazio S.p.A. Distribution Agreement - In 1995, the Company entered into a distribution agreement with Nuova Telespazio S.p.A., a stockholder of the Company. This agreement assigned to Nuova Telespazio S.p.A. exclusive territory that includes much of Europe and parts of Africa. The contract does not preclude the Company from selling products in the exclusive territory, but it does provide Nuova Telespazio S.p.A. with a royalty for such sales.

     (22) Leasetec Corporation Agreement - In March 1997, the Company and Leasetec Corporation entered into an Agreement for Purchase and Sale - Leaseback for the lease of specific computer equipment used in processing imagery data. The lease provides for monthly payments of $7,749 over a thirty six month period beginning March 1997 and ending February 2000.

     (23) Securus, Inc. Lease Agreement - In March 1997, the Company and Securus, Inc. entered into a Lease Agreement for certain security system equipment installed at the Company's facility in Longmont, Colorado. The lease provides for monthly payments of $2,157 beginning July 1997 and ending June 2002.

     (24) Lewan & Associates, Inc. Agreements - In December 1998 and February 1999, the Company entered into two Cost Per Copy Rental Agreements for certain copying equipment. The leases require monthly payments of $1,400 and $1,290, respectively, for sixty months from inception of the leases.

     (25) AT&T Credit Corporation Agreement - In July 1996, the Company entered into a Master Equipment Lease Agreement Schedule with AT&T Credit Corporation for certain telecommunications equipment. The lease requires monthly lease payments of $7,353 through June 2000.

     (26) JLA Credit Corporation Agreements - The Company has entered into a number of leases with JLA Credit Corporation for various office and scientific equipment. These leases require a total monthly payment of approximately $5,000 per month with varying expiration dates through March 2001.

     (27) USA Leasing, L.L.C. Agreement - In September 1996, the Company entered into a Lease Agreement with USA Leasing, L.L.C. for certain computer equipment. The lease requires the Company to pay $4,500 per month through September 1999.

     (28) Copelco Capital, Inc. Agreement - In November 1996, the Company and Copelco Capital, Inc. entered into an agreement for certain computer equipment. The lease requires a monthly payment of $2,980 through November 1999.

     (29) Alascom, Inc., dba AT&T Alascom Agreement - In September 1996, the Company and Alascom, Inc. dba AT&T Alascom entered into a Master Lease Agreement for certain communications equipment. The lease requires a monthly payment of $5,717 including maintenance and repairs through December 2001.

     (30) Reference is made to the disclosure set forth in Section 3.19(b) which is incorporated herein by reference.

     (23) Reference is made to the disclosure set forth in Section 3.26 which is incorporated herein by reference.

     (24) Reference is made to the disclosure set forth in Section 3.2(e) which is incorporated herein by reference.

                                 Section 3.23

                                   Insurance

The Company has had operational difficulties with TIG Insurance Company, its carrier of workers' compensation insurance, related to invoicing which has resulted in at least one (1) cancellation notice during this policy year, which begins July 1, 1998 and ends June 30, 1999. Although it has been the intention of the Company to maintain this policy in good standing, the carrier has not been able to generate accurate invoices.

                                 Section 3.24

                                    Brokers

The Company has executed a financial advisory agreement with Morgan Stanley & Co., Incorporated. Such letter will be superseded by a newly executed Advisory Agreement as further set forth in Section 2.2(f) of the Agreement (the "Advisory Agreement").

                                 Section 3.25

                             Senior Note Indenture

No exceptions.

                                 Section 3.26

                         Transactions with Affiliates

(a) Reference is made to the disclosure set forth in Section 3.15(i) which is incorporated herein by reference.

(b) Reference is made to the disclosure set forth in Section 3.20 which is incorporated herein by reference.

(c) The Company has traditionally made arrangements with "strategic partners" who have made independent investments in the Company or provided goods and services in exchange for investment in the Company. Accordingly, the Company currently has contracts with Ball Aerospace, Datron/Transco, Inc. and MDA and is planning similar arrangements with ITT Industries, Inc. In addition, two (2) of the Company's investors, Hitachi Ltd. and Nuova Telespazio S.p.A., are contracted as Master International Distributors of the Company's products.

(d) The Company and ASA have entered into negotiations for the provision of pre-launch and launch support services. The Company is a stockholder of ASA.

(e) Hitachi Ltd., a stockholder of the Company, has proposed to supply the Company with a complete QuickBird product processor.

(f) Morgan Stanley & Co., Incorporated, with whom the Company has an Advisory Agreement, is also a stockholder of the Company. Reference is made to the disclosure set forth in Section 3.24 which is incorporated herein by reference.

(g) Alexander S. Lushtak is a member of the Board of Directors of the Company. He is also the Chairman of the Board of United Start (the Company's launch provider) and the Chairman of the Board and Chief Executive Officer of ASA (the Company's launch services provider). Alexander S. Lushtak is a stockholder of ASA. ASA is a stockholder in United Start.

     Robert R. Tillman is the Company's interim Chief Financial Officer. He is also a member of the Board of Directors, the President and the Chief Executive Officer of United Start. Mr. Tillman is a stockholder, a member of the Board of Directors, the President and the Chief Operating Officer of ASA. ASA is a stockholder of United Start.

     Herbert F. Satterlee, III, the Company's President and Chief Executive Officer, has agreed to join the Board of Directors of ASA and of United Start.

     Walter S. Scott, the Company's Chief Technical Officer is a stockholder of ASA. The Company is a stockholder of ASA, which is a stockholder of United Start.

     The Company is a stockholder of ASA. ASA is a stockholder of United Start.

(h) The Company has issued shares of capital stock and granted options to certain Affiliates of the Company. Reference is made to Section 3.2 which is incorporated herein by reference.

                                  Section 5.1

                     Conduct of Business Prior to Closing

(a) (1) The Company is reviewing its distributor and reseller relationships and contracts and may make changes in the structure of these arrangements prior to the launch of QuickBird 1.

(b) (1) Reference is made to the disclosure set forth Section 3.2(g) which is incorporated herein by reference.

     (2) Reference is made to the disclosure set forth Section 3.9 which is incorporated herein by reference.

     (3) Reference is made to the disclosure set forth Section 3.17(a)-(b) which is incorporated herein by reference.

     (4)  Reference is made to the disclosure set forth Section 3.20(a)(1), (2),
          (6), (7), (9), (11), (12) and (13) which is incorporated herein by reference.

     (5) Reference is made to the disclosure set forth Section 3.26 which is incorporated herein by reference.

     (6) The Company plans to issue stock options to employees in the ordinary course of business pursuant to the New Equity Plan.

     (7) The Company is planning to effectuate a public offering or private placement of debt securities within three (3) months from the date hereof pursuant to the terms of the Advisory Agreement.

     (8) Hitachi Ltd., a stockholder of the Company, has proposed to supply the Company with a complete QuickBird product processor. The Company will enter into such contract if the Company determines this proposal to be advantageous to its Business. Such transaction would be in the Company's ordinary course of business.